Exhibit 99.3

Part II. Item 8. Financial Statements and Supplementary Data

Note: The information contained in this Item has been updated to recast certain previously reported amounts to reflect a change in segment reporting. This change is discussed further in the notes to the consolidated financial statements as described below.

•	Notes 1 and 3, Organization and Basis of Presentation / Acquisitions: Reclassifications were made to goodwill allocations in business combination accounting.

•

Notes 1 and 7, Organization and Basis of Presentation / Goodwill and Intangible Assets, Net: Reclassifications were made to goodwill balances by reportable segment to reflect the change in segment reporting for all periods presented. No goodwill or intangible asset impairments resulted from this new segment structure.

•	Notes 1 and 19, Organization and Basis of Presentation / Segment Information: Segment information tables have been recast to reflect the change in segment reporting for all periods presented.

This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K (“2014 Form 10-K”). For developments subsequent to the filing of the 2014 Form 10-K, refer to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND EXHIBITS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Expedia, Inc.

We have audited the accompanying consolidated balance sheets of Expedia, Inc. (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Expedia, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Expedia, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 5, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Seattle, WA

February 5, 2015,

except for paragraph 2 of Note 1, Note 7, and Note 19, as to which the date is

November 16, 2015

Consolidated Financial Statements

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2014	2013	2012
	(In thousands, except for per share data)
Revenue	$5,763,485	$4,771,259	$4,030,347

Costs and expenses:
Cost of revenue(1)	1,179,081	1,038,034	898,604
Selling and marketing(1)	2,808,329	2,196,145	1,721,037
Technology and content(1)	686,154	577,820	484,898
General and administrative(1)	425,373	377,078	345,354
Amortization of intangible assets	79,615	71,731	31,705
Legal reserves, occupancy tax and other	41,539	77,919	117,025
Restructuring and related reorganization charges	25,630	—	—
Acquisition-related and other(1)	—	66,472	—

Operating income	517,764	366,060	431,724

Other income (expense):
Interest income	27,288	24,779	26,396
Interest expense	(98,089)	(87,358)	(87,788)
Other, net	17,678	(2,788)	(20,275)

Total other expense, net	(53,123)	(65,367)	(81,667)

Income from continuing operations before income taxes	464,641	300,693	350,057
Provision for income taxes	(91,691)	(84,335)	(47,078)

Income from continuing operations	372,950	216,358	302,979
Discontinued operations, net of taxes	—	—	(22,539)

Net income	372,950	216,358	280,440
Net (income) loss attributable to noncontrolling interests	25,147	16,492	(269)

Net income attributable to Expedia, Inc.	$398,097	$232,850	$280,171

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$398,097	$232,850	$302,710
Discontinued operations, net of taxes	—	—	(22,539)

Net income	$398,097	$232,850	$280,171

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$3.09	$1.73	$2.26
Diluted	2.99	1.67	2.16

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$3.09	$1.73	$2.09
Diluted	2.99	1.67	2.00

Shares used in computing earnings per share:
Basic	128,912	134,912	134,203
Diluted	133,168	139,593	139,929
Dividends declared per common share	$0.66	$0.56	$0.96
(1) Includes stock-based compensation as follows:
Cost of revenue	$3,921	$3,752	$3,296
Selling and marketing	18,067	16,190	13,474
Technology and content	22,100	20,465	16,073
General and administrative	40,923	33,123	31,753
Acquisition-related and other	—	56,643	—

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2014	2013	2012
	(In thousands)
Net income	$372,950	$216,358	$280,440
Other comprehensive income (loss), net of tax
Currency translation adjustments and other	(164,666)	23,506	17,564
Unrealized gains (losses) on available for sale securities, net of taxes	(60)	(1,324)	1,098

Other comprehensive income (loss), net of tax	(164,726)	22,182	18,662

Comprehensive income	208,224	238,540	299,102
Less: Comprehensive income (loss) attributable to noncontrolling interests	(32,902)	(12,485)	1,559

Comprehensive income attributable to Expedia, Inc.	$241,126	$251,025	$297,543

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,402,700	$1,021,033
Restricted cash and cash equivalents	34,888	26,042
Short-term investments	355,780	325,510
Accounts receivable, net of allowance of $13,760 and $11,555	778,334	614,735
Deferred income taxes	169,269	66,130
Income taxes receivable	17,161	64,296
Prepaid expenses and other current assets	166,357	101,541

Total current assets	2,924,489	2,219,287
Property and equipment, net	553,126	480,702
Long-term investments and other assets	286,882	250,626
Deferred income taxes	10,053	14,151
Intangible assets, net	1,290,087	1,111,041
Goodwill	3,955,901	3,663,674

TOTAL ASSETS	$9,020,538	$7,739,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$1,188,483	$1,044,259
Accounts payable, other	361,382	261,288
Deferred merchant bookings	1,761,258	1,350,319
Deferred revenue	62,206	39,746
Income taxes payable	59,661	61,874
Accrued expenses and other current liabilities	753,625	536,895

Total current liabilities	4,186,615	3,294,381
Long-term debt	1,746,787	1,249,412
Deferred income taxes	452,958	433,532
Other long-term liabilities	180,376	138,300

Commitments and contingencies
Redeemable noncontrolling interests	560,073	364,871

Stockholders’ equity:
Common stock $.0001 par value	20	19
Authorized shares: 1,600,000
Shares issued: 196,802 and 192,562
Shares outstanding: 114,267 and 116,886
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,892,862	5,802,140
Treasury stock — Common stock, at cost	(3,998,120)	(3,465,675)
Shares: 82,535 and 75,676
Retained earnings (deficit)	28,278	(209,218)
Accumulated other comprehensive income (loss)	(138,774)	18,197

Total Expedia, Inc. stockholders’ equity	1,784,267	2,145,464
Non-redeemable noncontrolling interest	109,462	113,521

Total stockholders’ equity	1,893,729	2,258,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,020,538	$7,739,481

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common stock		Class B common stock		Additional paid-in capital	Treasury stock		Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Non-redeemable noncontrolling interest	Total

	Shares	Amount	Shares	Amount		Shares	Amount
Balance as of December 31, 2011	176,377,604	$18	12,799,999	$1	$5,474,653	55,596,673	$(2,535,219)	$(722,239)	$(17,350)	$105,303	2,305,167
Net income (excludes $485 of net income attributable to redeemable noncontrolling interest)								280,171		(216)	279,955
Other comprehensive income, net of taxes									17,372	1,290	18,662
Proceeds from exercise of equity instruments	12,877,312	1			237,994						237,995
Tax benefits on equity awards					31,367						31,367
Treasury stock activity related to vesting of equity instruments						437,991	(20,195)				(20,195)
Common stock repurchases						10,690,657	(397,376)				(397,376)
Cash dividends paid					(130,423)						(130,423)
Adjustment to the fair value of redeemable noncontrolling interests					(772)						(772)
Changes in ownership of noncontrolling interests					2,077					2,752	4,829
Stock-based compensation expense					57,545						57,545
Other					2,634						2,634

Balance as of December 31, 2012	189,254,916	19	12,799,999	1	5,675,075	66,725,321	(2,952,790)	(442,068)	22	109,129	2,389,388
Net income (excludes $7,130 of net loss attributable to redeemable noncontrolling interests)								232,850		(9,362)	223,488
Other comprehensive income, net of taxes									18,175	4,007	22,182
Proceeds from exercise of equity instruments and employee stock purchase plans	3,307,451	—			52,081						52,081
Tax benefits on equity awards					38,799						38,799
Treasury stock activity related to vesting of equity instruments						159,181	(7,993)				(7,993)
Common stock repurchases						9,259,400	(514,907)				(514,907)
Proceeds from issuance of treasury stock					15,258	(467,672)	10,015				25,273
Cash dividends paid					(75,760)						(75,760)
Adjustment to the fair value of redeemable noncontrolling interests					(26,614)						(26,614)
Changes in ownership of noncontrolling interests					6,928					9,747	16,675
Stock-based compensation expense					116,735						116,735
Other					(362)						(362)

Balance as of December 31, 2013	192,562,367	19	12,799,999	1	5,802,140	75,676,230	(3,465,675)	(209,218)	18,197	113,521	2,258,985

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common stock		Class B common stock		Additional paid-in capital	Treasury stock		Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Non-redeemable noncontrolling interest	Total

	Shares	Amount	Shares	Amount		Shares	Amount
Net income (excludes $9,690 of net loss attributable to redeemable noncontrolling interest)								398,097		(15,457)	382,640
Other comprehensive income (loss), net of taxes									(156,971)	10,465	(146,506)
Proceeds from exercise of equity instruments and employee stock purchase plans	4,064,829	1			104,598						104,599
Tax benefits on equity awards					57,132						57,132
Issuance of common stock in connection with acquisition	175,040	—			—						—
Treasury stock activity related to vesting of equity instruments						9,689	(773)				(773)
Common stock repurchases						7,040,621	(537,088)				(537,088)
Proceeds from issuance of treasury stock					14,988	(264,608)	5,416				20,404
Cash dividends paid					(84,697)						(84,697)
Adjustment to the fair value of redeemable noncontrolling interests					(99,383)			(160,601)			(259,984)
Changes in ownership of noncontrolling interests					24,090					933	25,023
Stock-based compensation expense					69,620						69,620
Other					4,374	73,464	—				4,374

Balance as of December 31, 2014	196,802,236	$20	12,799,999	$1	$5,892,862	82,535,396	$(3,998,120)	$28,278	$(138,774)	$109,462	$1,893,729

See notes to consolidated financial statements.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013	2012
	(In thousands)
Operating activities:
Net income	$372,950	$216,358	$280,440
Less: Discontinued operations, net of tax	—	—	(22,539)

Net income from continuing operations	372,950	216,358	302,979
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	265,817	211,744	164,247
Amortization of stock-based compensation	85,011	130,173	64,596
Amortization of intangible assets	79,615	71,731	31,705
Deferred income taxes	(79,031)	(772)	(55,120)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	79,410	56,822	(19,904)
Realized (gain) loss on foreign currency forwards	5,481	(40,850)	12,954
Other	8,966	10,576	17,521
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(157,957)	(127,327)	(84,017)
Prepaid expenses and other current assets	(65,203)	(18,724)	(3,386)
Accounts payable, merchant	110,603	91,503	146,469
Accounts payable, other, accrued expenses and other current liabilities	271,454	(68,239)	294,466
Tax payable/receivable, net	39,971	(29,746)	51,472
Deferred merchant bookings	331,133	246,229	312,059
Deferred revenue	18,739	13,722	1,141

Net cash provided by operating activities from continuing operations	1,366,959	763,200	1,237,182

Investing activities:
Capital expenditures, including internal-use software and website development	(328,387)	(308,581)	(235,697)
Purchases of investments	(1,194,210)	(1,216,591)	(1,873,519)
Sales and maturities of investments	1,162,557	1,502,576	1,955,955
Acquisitions, net of cash acquired	(560,668)	(541,247)	(199,360)
Net settlement of foreign currency forwards	(5,481)	40,850	(12,954)
Other, net	1,932	(2,520)	(2,250)

Net cash used in investing activities from continuing operations	(924,257)	(525,513)	(367,825)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	492,894	—	—
Purchases of treasury stock	(537,861)	(522,900)	(417,571)
Proceeds from issuance of treasury stock	20,404	25,273	—
Payment of dividends to stockholders	(84,697)	(75,760)	(130,423)
Proceeds from exercise of equity awards and employee stock purchase plan	108,121	56,836	241,193
Excess tax benefit on equity awards	58,156	39,606	41,100
Other, net	(8,868)	(15,571)	(7,086)

Net cash provided by (used in) financing activities from continuing operations	48,149	(492,516)	(272,787)

Net cash provided by (used in) continuing operations	490,851	(254,829)	596,570
Net cash provided by (used in) discontinued operations	—	13,637	(7,607)
Effect of exchange rate changes on cash and cash equivalents	(109,184)	(30,936)	15,064

Net increase (decrease) in cash and cash equivalents	381,667	(272,128)	604,027
Cash and cash equivalents at beginning of year	1,021,033	1,293,161	689,134

Cash and cash equivalents at end of year	$1,402,700	$1,021,033	$1,293,161

Supplemental cash flow information
Cash paid for interest from continuing operations	$87,555	$84,136	$86,024
Income tax payments, net from continuing operations	70,339	73,439	9,632

See notes to consolidated financial statements.

Expedia, Inc.

Notes to Consolidated Financial Statements

NOTE 1 — Organization and Basis of Presentation

Description of Business

Expedia, Inc. and its subsidiaries provide travel products and services to leisure and corporate travelers in the United States and abroad as well as various media and advertising offerings to travel and non-travel advertisers. These travel products and services are offered through a diversified portfolio of brands including: Expedia.com®, Hotels.com®, Hotwire.com™, Expedia® Affiliate Network, Classic Vacations, Expedia Local Expert, Egencia™, Expedia® CruiseShipCenters®, eLong™, Inc. (“eLong”), Venere Net SpA (“Venere”), trivago GmbH (“trivago”) and Wotif.com Holdings Limited (“Wotif Group”). In addition, many of these brands have related international points of sale. We refer to Expedia, Inc. and its subsidiaries collectively as “Expedia,” the “Company,” “us,” “we” and “our” in these consolidated financial statements.

Recasting of Prior Period Segment Information

Beginning in the first quarter of 2015, we had four reportable segments: Core Online Travel Agencies (“Core OTA”), trivago, Egencia and eLong. The change from two reportable segments, Leisure and Egencia, resulted in our previously disclosed Leisure reportable segment being disaggregated into three segments as a result of the Company’s focus on providing additional information to reflect the unique market opportunities and competitive dynamics inherent in our eLong and trivago businesses. We have recast certain prior period amounts to conform to the realigned reportable segments. This change impacted Note 3 – Acquisitions, Note 7 – Goodwill and Intangible assets, net and Note 19 – Segment Information, with no impact on consolidated net income or cash flows.

TripAdvisor Spin-Off

On December 20, 2011, following the close of trading on the Nasdaq Stock Market, we completed the spin-off of TripAdvisor, Inc. (“TripAdvisor”), which consisted of the domestic and international operations previously associated with our TripAdvisor Media Group, to Expedia stockholders. We refer to this transaction as the “spin-off.” Immediately prior to the spin-off, Expedia effected a one-for-two reverse stock split. Accordingly, the results of operations, financial condition and cash flows of TripAdvisor have been presented as discontinued operations for all periods presented.

Basis of Presentation

The accompanying consolidated financial statements include Expedia, Inc., our wholly-owned subsidiaries, and entities we control, or in which we have a variable interest and are the primary beneficiary of expected cash profits or losses. We record our investments in entities that we do not control, but over which we have the ability to exercise significant influence, using the equity method. We have eliminated significant intercompany transactions and accounts.

We believe that the assumptions underlying our consolidated financial statements are reasonable. However, these consolidated financial statements do not present our future financial position, the results of our future operations and cash flows.

Seasonality

We generally experience seasonal fluctuations in the demand for our travel products and services. For example, traditional leisure travel bookings are generally the highest in the first three quarters as travelers plan and book their spring, summer and holiday travel. The number of bookings typically decreases in the fourth quarter. Because revenue for most of our travel products, including merchant and agency hotel, is recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by several weeks or longer. The seasonal revenue impact is exacerbated with respect to income by the nature of our variable cost of revenue and direct sales and marketing costs, which we typically realize in closer alignment to booking volumes, and the more stable nature of our fixed costs. Furthermore, operating profits for our primary advertising business, trivago, are experienced in the second half of the year as selling and marketing costs offset revenue in the first half of the year as we aggressively market during the busy booking period for summer travel. As a result, revenue and income are typically the lowest in the first quarter and highest in the third quarter.

NOTE 2 — Significant Accounting Policies

Consolidation

Our consolidated financial statements include the accounts of Expedia, Inc., our wholly-owned subsidiaries, and entities for which we control a majority of the entity’s outstanding common stock. We record noncontrolling interest in our consolidated financial statements to recognize the minority ownership interest in our consolidated subsidiaries. Noncontrolling interest in the earnings and losses of consolidated subsidiaries represent the share of net income or loss allocated to members or partners in our consolidated entities, which includes the noncontrolling interest share of net income or loss from eLong as well as net income or loss from our redeemable noncontrolling interest entities. eLong is a separately listed company on the NASDAQ and, therefore, subject to its own audit which could result in possible adjustments that are not material to Expedia, Inc. but could be material to eLong.

We characterize our minority interest in eLong as a non-redeemable noncontrolling interest and classify it as a component of stockholders’ equity in our consolidated financial statements. Noncontrolling interests with shares redeemable at the option of the minority holders, such as trivago, have been included in redeemable noncontrolling interests. See “Redeemable Noncontrolling Interest” below for further information.

eLong has variable interests in affiliated entities in China in order to comply with Chinese laws and regulations, which restricts foreign investment in the air-ticketing, travel agency and internet content provision businesses. Through a series of contractual agreements with these affiliates and their shareholders, eLong is the primary beneficiary of the cash losses or profits of their variable interest affiliates. As such, although we do not own the capital stock of some of our Chinese affiliates, based on our controlling ownership of the subsidiaries and these contractual arrangements, we consolidate their results.

We have eliminated significant intercompany transactions and accounts in our consolidated financial statements.

Accounting Estimates

We use estimates and assumptions in the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements. These estimates and assumptions also affect the reported amount of net income or loss during any period. Our actual financial results could differ significantly from these estimates. The significant estimates underlying our consolidated financial statements include revenue recognition; recoverability of current and long-lived assets, intangible assets and goodwill; income and transactional taxes, such as potential settlements related to occupancy and excise taxes; loss contingencies; loyalty program liabilities; redeemable noncontrolling interests; stock-based compensation and accounting for derivative instruments.

Reclassifications

We have reclassified certain amounts relating to our prior period results to conform to our current period presentation.

Revenue Recognition

We recognize revenue when it is earned and realizable based on the following criteria: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

We also evaluate the presentation of revenue on a gross versus a net basis. The consensus of the authoritative accounting literature is that the presentation of revenue as “the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee” is a matter of judgment that depends on the relevant facts and circumstances. In making an evaluation of this issue, some of the factors that should be considered are: whether we are the primary obligor in the arrangement (strong indicator); whether we have general supply risk (before customer order is placed or upon customer return) (strong indicator); and whether we have latitude in establishing price. The guidance clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity. If the conclusion drawn is that we perform as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis. For our primary transaction-based revenue models, discussed below, we have determined net presentation is appropriate for the majority of revenue transactions.

We offer travel products and services on a stand-alone and package basis primarily through the following business models: the merchant model, the agency model and the advertising model.

Under the merchant model, we facilitate the booking of hotel rooms, airline seats, car rentals and destination services from our travel suppliers and we are the merchant of record for such bookings. The majority of our merchant transactions relate to hotel bookings.

Under the agency model, we act as the agent in the transaction, passing reservations booked by the traveler to the relevant travel provider. We receive commissions or ticketing fees from the travel supplier and/or traveler. For certain agency airline, hotel and car transactions, we also receive fees from global distribution systems partners that control the computer systems through which these reservations are booked.

Under the advertising model, we offer travel and non-travel advertisers access to a potential source of incremental traffic and transactions through our various media and advertising offerings on trivago and our transaction-based websites.

Merchant Hotel. Our travelers pay us for merchant hotel transactions prior to departing on their trip, generally when they book the reservation. We record the payment in deferred merchant bookings until the stay occurs, at which point we record the revenue. In certain nonrefundable, nonchangeable transactions where we have no significant post-delivery obligations, we record revenue when the traveler completes the transaction on our website, less a reserve for chargebacks and cancellations based on historical experience. Amounts received from customers are presented net of amounts paid to suppliers. In certain instances when a supplier invoices us for less than the cost we accrued, we generally recognize those amounts as revenue six months in arrears, net of an allowance, when we determine it is not probable that we will be required to pay the supplier, based on historical experience and contract terms. We generally contract in advance with lodging providers to obtain access to room allotments at wholesale rates. Certain contracts specifically identify the number of potential rooms and the negotiated rate of the rooms to which we may have access over the terms of the contracts, which generally range from one to three years. Other contracts are not specific with respect to the number of rooms and the rates of the rooms to which we may have access over the terms of the contracts. In either case we may return unbooked hotel room allotments with no obligation to the lodging providers within a period specified in each contract. For hotel rooms that are cancelled by the traveler after the specified period of time, we charge the traveler a cancellation fee or penalty that approximates the amount a hotel may invoice us for the cancellation.

Agency and Merchant Air. We record revenue on air transactions when the traveler books the transaction, as we have no significant post-delivery obligations. We record a reserve for chargebacks and cancellations at the time of the transaction based on historical experience.

Agency Hotel, Car and Cruise. In addition to air tickets, our agency revenue comes from certain hotel transactions as well as cruise and car rental reservations. We generally record agency revenue from hotel, cruise and car reservations on an accrual basis when the travel occurs. We record an allowance for cancellations on this revenue based on historical experience.

Packages. Packages assembled by travelers through the packaging model on our websites generally include a merchant hotel component and some combination of an air, car or destination services component. The individual package components are recognized in accordance with our revenue recognition policies stated above.

Advertising. We record advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract. We record revenue from click-through fees charged to our travel partners for traveler leads sent to the travel partners’ websites. We record revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites.

Other. We record revenue from all other sources either upon delivery or when we provide the service.

Collaborative Arrangement

During 2013, we entered into an exclusive, long-term strategic marketing agreement with Travelocity, whereby Expedia powered the technology platforms for Travelocity’s existing websites in the United States and Canada, while providing Travelocity access to our supply and customer services. Travelocity was focusing its efforts on promoting its brand and marketing the broad offering of travel services and supply made available through the agreement. Travelocity remained wholly-owned by Sabre Holdings Corporation (“Sabre”), and independent of Expedia, Inc. Under the terms of the agreement, Travelocity was compensated through a performance-based marketing fee related to bookings powered by Expedia made through Travelocity-branded websites in the United States and Canada. We accounted for the strategic marketing agreement under the applicable authoritative accounting guidance surrounding collaborative arrangements whereby Expedia was the principal party in the transaction with the customer. Revenue earned on the Travelocity websites was recorded as a component of Expedia’s net revenue in accordance with our revenue recognition policies and the related marketing fee was recorded as selling and marketing expense. Brand Expedia launched hotel and air products on the Travelocity-branded websites for the United States during the fourth quarter of 2013 and completed the migration of the remaining products and the Canada website during 2014.

Expedia had a variable interest in Travelocity as determined in accordance with the applicable authoritative accounting guidance. We were not the primary beneficiary as we did not have power to direct the activities that most significantly impact Travelocity’s economic performance, promoting its brand and marketing travel services. Our exposure to loss under this arrangement was primarily commercial in nature, the maximum of which could not be quantified.

On January 23, 2015, we acquired the Travelocity brand and other associated assets from Sabre for $280 million in cash. As a result of the acquisition, the strategic marketing and other related agreements were terminated. Due to the timing of the closing of this acquisition, certain disclosures, including the allocation of the purchase price, have been omitted because the initial accounting for the business combination was incomplete as of the filing date.

Cash and Cash Equivalents

Our cash and cash equivalents include cash and liquid financial instruments, including money market funds and time deposit investments, with maturities of three months or less when purchased.

Short-term and Long-term Investments

We determine the appropriate classification of our investments in marketable securities at the time of purchase and reevaluate such designation at each balance sheet date. Based on our intent and ability to hold certain assets until maturity, we may classify certain debt securities as held to maturity and measure them at amortized cost. Investments classified as available for sale are recorded at fair value with unrealized holding gains and losses recorded, net of tax, as a component of accumulated other comprehensive income. Realized gains and losses from the sale of available for sale investments, if any, are determined on a specific identification basis. Investments with remaining maturities of less than one year are classified within short-term investments. All other investments with remaining maturities ranging from one year to five years are classified within long-term investments and other assets.

We record investments using the equity method when we have the ability to exercise significant influence over the investee, including our investment in the AirAsia joint venture that launched in July 2011, of which we owned 50% as of December 31, 2014. Equity investments without readily determinable fair values for which we do not have the ability to exercise significant influence are accounted for using the cost method of accounting and classified within long-term investments and other assets. Under the cost method, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, certain distributions, and additional investments.

We periodically evaluate the recoverability of investments and record a write-down to fair value if a decline in value is determined to be other-than-temporary.

Accounts Receivable

Accounts receivable are generally due within thirty days and are recorded net of an allowance for doubtful accounts. We consider accounts outstanding longer than the contractual payment terms as past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific customer’s ability to pay its obligations to us, and the condition of the general economy and industry as a whole.

Property and Equipment

We record property and equipment at cost, net of accumulated depreciation and amortization. We also capitalize certain costs incurred related to the development of internal use software. We capitalize costs incurred during the application development stage related to the development of internal use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred.

We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is three to five years for computer equipment, capitalized software development and furniture and other equipment. We amortize leasehold improvement using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease.

We establish assets and liabilities for the present value of estimated future costs to return certain of our leased facilities to their original condition under the authoritative accounting guidance for asset retirement obligations. Such assets are depreciated over the lease period into operating expense, and the recorded liabilities are accreted to the future value of the estimated restoration costs.

Recoverability of Goodwill and Indefinite-Lived Intangible Assets

Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value should such a circumstance arise.

We generally base our measurement of fair value of reporting units on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that we expect the reporting units to generate in the future. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.

We believe the weighted use of discounted cash flows and market approach is the best method for determining the fair value of our reporting units because these are the most common valuation methodologies used within the travel and internet industries; and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.

In addition to measuring the fair value of our reporting units as described above, we consider the combined carrying and fair values of our reporting units in relation to the Company’s total fair value of equity plus debt as of the assessment date. Our equity value assumes our fully diluted market capitalization, using either the stock price on the valuation date or the average stock price over a range of dates around the valuation date, plus an estimated acquisition premium which is based on observable transactions of comparable companies. The debt value is based on the highest value expected to be paid to repurchase the debt, which can be fair value, principal or principal plus a premium depending on the terms of each debt instrument.

In September 2012, we adopted the Financial Accounting Standard Board’s (“FASB”) new guidance on impairment testing of indefinite-lived intangible assets. In our evaluation of our indefinite-lived intangible assets, we first perform a qualitative assessment to determine whether the fair value of the indefinite-lived intangible asset is more likely than not impaired. If so, we perform a quantitative assessment and an impairment charge is recorded for the excess of the carrying value of indefinite-lived intangible assets over their fair value. We base our measurement of fair value of indefinite-lived intangible assets, which primarily consist of trade name and trademarks, using the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them.

Recoverability of Intangible Assets with Definite Lives and Other Long-Lived Assets

Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of one to twelve years. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we will estimate the fair value of the asset group using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset groups carrying amount and its estimated fair value.

Assets held for sale, to the extent we have any, are reported at the lower of cost or fair value less costs to sell.

Redeemable Noncontrolling Interests

We have noncontrolling interests in majority owned entities, which are carried at fair value as the noncontrolling interests contain certain rights, whereby we may acquire and the minority shareholders may sell to us the additional shares of the companies. Changes in fair value of the shares for which the minority holders may sell to us are recorded to the noncontrolling interest and as charges or credits to retained earnings (or additional paid-in capital in the absence of retained earnings). Fair value determinations require high levels of judgment (“Level 3” on the fair value hierarchy) and are based on various valuation techniques, including market comparables and discounted cash flow projections.

Income Taxes

We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

We account for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more likely than not to be sustained upon examination by the tax authority, including resolution of any appeals or litigation, based on the technical merits of the position. If the tax position meets the more likely than not criteria, the portion of the tax benefit greater than 50% likely to be realized upon settlement with the tax authority is recognized in the financial statements.

Presentation of Taxes in the Income Statement

We present taxes that we collect from customers and remit to government authorities on a net basis in our consolidated statements of operations.

Discontinued Operations

In determining whether a group of assets disposed (or to be disposed) of should be presented as a discontinued operation, we make a determination of whether the group of assets being disposed of comprises a component of the entity; that is, whether it has historic operations and cash flows that can be clearly distinguished (both operationally and for financial reporting purposes). We also determine whether the cash flows associated with the group of assets have been significantly (or will be significantly) eliminated from the ongoing operations of Expedia as a result of the disposal transaction and whether we have no significant continuing involvement in the operations of the group of assets after the disposal transaction. If these determinations can be made affirmatively, the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from continuing operating results of Expedia in the consolidated financial statements. See Note 4 — Discontinued Operations for a summary of discontinued operations.

Derivative Instruments

Derivative instruments are carried at fair value on our consolidated balance sheets. The fair values of the derivative financial instruments generally represent the estimated amounts we would expect to receive or pay upon termination of the contracts as of the reporting date.

At December 31, 2014 and 2013, our derivative instruments primarily consisted of foreign currency forward contracts. We use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities. Our goal in managing our foreign exchange risk is to reduce, to the extent practicable, our potential exposure to the changes that exchange rates might have on our earnings, cash flows and financial position. Our foreign currency forward contracts are typically short-term and, as they do not qualify for hedge accounting treatment, we classify the changes in their fair value in other, net. We do not hold or issue financial instruments for speculative or trading purposes.

Foreign Currency Translation and Transaction Gains and Losses

Certain of our operations outside of the United States use the related local currency as their functional currency. We translate revenue and expense at average rates of exchange during the period. We translate assets and liabilities at the rates of exchange as of the consolidated balance sheet dates and include foreign currency translation gains and losses as a component of accumulated other comprehensive income (“OCI”). Due to the nature of our operations and our corporate structure, we also have subsidiaries that have significant transactions in foreign currencies other than their functional currency. We record transaction gains and losses in our consolidated statements of operations related to the recurring remeasurement and settlement of such transactions.

To the extent practicable, we attempt to minimize this exposure by maintaining natural hedges between our current assets and current liabilities of similarly denominated foreign currencies. Additionally, as discussed above, we use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities.

Debt Issuance Costs

We defer costs we incur to issue debt and amortize these costs to interest expense over the term of the debt or, when the debt can be redeemed at the option of the holders, over the term of the redemption option.

Marketing Promotions

We periodically provide incentive offers to our customers to encourage booking of travel products and services. Generally, our incentive offers are as follows:

Current Discount Offers. These promotions include dollar off discounts to be applied against current purchases. We record the discounts as reduction in revenue at the date we record the corresponding revenue transaction.

Inducement Offers. These promotions include discounts granted at the time of a current purchase to be applied against a future qualifying purchase. We treat inducement offers as a reduction to revenue based on estimated future redemption rates. We allocate the discount amount at the time of the offer between the current purchase and the potential future purchase based on our expected relative value of the transactions. We estimate our redemption rates using our historical experience for similar inducement offers.

Concession Offers. These promotions include discounts to be applied against a future purchase to maintain customer satisfaction. Upon issuance, we record these concession offers as a reduction to revenue based on estimated future redemption rates. We estimate our redemption rates using our historical experience for concession offers.

Loyalty and Points Based Offers. We offer certain internally administered traveler loyalty programs to our customers, such as our Hotels.com Welcome Rewards® program and our Brand Expedia Expedia® + rewards. Welcome Rewards offers travelers one free night at any Hotels.com partner property after that traveler stays 10 nights, subject to certain restrictions. Expedia+ rewards enables participating travelers to earn points on all hotel, flight, package and activities made on Expedia.com and Expedia.ca. As travelers accumulate points towards free travel products, we record a liability for the estimated future cost of redemptions. We determine the future redemption obligation based on factors that require significant judgment including: (i) the estimated cost of travel products to be redeemed, and (ii) an estimated redemption rate based on the overall accumulation and usage of points towards free travel products, which is determined through current and historical trends as well as statistical modeling techniques. As of December 31, 2014 and 2013, we had a liability related to our loyalty programs of $235 million and $139 million included in accrued expenses and other liabilities.

Advertising Expense

We incur advertising expense consisting of offline costs, including television and radio advertising, and online advertising expense to promote our brands. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. We expense the costs of communicating the advertisement (e.g., television airtime) as incurred each time the advertisement is shown. For the years ended December 31, 2014, 2013 and 2012, our advertising expense was $1.6 billion, $1.2 billion, and $890 million. As of December 31, 2014 and 2013, we had $24 million and $16 million of prepaid marketing expenses included in prepaid expenses and other current assets.

Stock-Based Compensation

We measure and amortize the fair value of stock options and restricted stock units (“RSUs”) as follows:

Stock Options. We measure the value of stock options issued or modified, including unvested options assumed in acquisitions, on the grant date (or modification or acquisition dates, if applicable) at fair value, using the Black-Scholes option valuation model. The Black-Scholes model incorporates various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. We base our expected term assumptions on our historical experience and on the terms and conditions of the stock awards granted to employees. We amortize the fair value, net of estimated forfeitures, over the remaining vesting term on a straight-line basis. The majority of our stock options vest over four years.

Restricted Stock Units. RSUs are stock awards that are granted to employees entitling the holder to shares of common stock as the award vests, typically over a three or four-year period. We measure the value of RSUs at fair value based on the number of shares granted and the quoted price of our common stock at the date of grant. We amortize the fair value, net of estimated forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis. We record RSUs that may be settled by the holder in cash, rather than shares, as a liability and we remeasure these instruments at fair value at the end of each reporting period. Upon settlement of these awards, our total compensation expense recorded over the vesting period of the awards will equal the settlement amount, which is based on our stock price on the settlement date. Performance-based RSUs vest upon achievement of certain company-based performance conditions. On the date of grant, we determine the fair value of the performance-based award based on the fair value of our common stock at that time and we assess whether it is probable that the performance targets will be achieved. If assessed as probable, we record compensation expense for these awards over the estimated performance period using the accelerated method. At each reporting period, we reassess the probability of achieving the performance targets and the performance period required to meet those targets. The estimation of whether the performance targets will be achieved and of the performance period required to achieve the targets requires judgment, and to the extent actual results or updated estimates differ from our current estimates, the cumulative effect on current and prior periods of those changes will be recorded in the period estimates are revised, or the change in estimate will be applied prospectively depending on whether the change affects the estimate of total compensation cost to be recognized or merely affects the period over which compensation cost is to be recognized. The ultimate number of shares issued and the related compensation expense recognized will be based on a comparison of the final performance metrics to the specified targets.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value. In determining the estimated forfeiture rates for stock-based awards, we periodically conduct an assessment of the actual number of equity awards that have been forfeited to date as well as those expected to be forfeited in the future. We consider many factors when estimating expected forfeitures, including the type of award, the employee class and historical experience. The estimate of stock awards that will ultimately be forfeited requires significant judgment and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period such estimates are revised.

Earnings Per Share

We compute basic earnings per share by taking net income attributable to Expedia, Inc. available to common stockholders divided by the weighted average number of common and Class B common shares outstanding during the period excluding restricted stock and stock held in escrow. Diluted earnings per share include the potential dilution that could occur from stock-based awards and other stock-based commitments using the treasury stock or the as if converted methods, as applicable. For additional information on how we compute earnings per share, see Note 14 — Earnings Per Share.

Fair Value Recognition, Measurement and Disclosure

The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reported on our consolidated balance sheets approximate fair value as we maintain them with various high-quality financial institutions. The accounts receivable are short-term in nature and are generally settled shortly after the sale.

We disclose the fair value of our financial instruments based on the fair value hierarchy using the following three categories:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Certain Risks and Concentrations

Our business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third-party technology providers, exposure to risks associated with online commerce security and payment related fraud. We also rely on global distribution system partners and third-party service providers for certain fulfillment services.

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of cash and cash equivalents and corporate debt securities. We maintain some cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits. Our cash and cash equivalents are primarily composed of prime institutional money market funds as well as bank (both interest and non-interest bearing) account balances denominated in U.S. dollars, euros, Australian dollar, British pound sterling, Canadian dollar and Japanese yen.

Contingent Liabilities

We have a number of regulatory and legal matters outstanding, as discussed further in Note 17 —Commitments and Contingencies. Periodically, we review the status of all significant outstanding matters to assess the potential financial exposure. When (i) it is probable that an asset has been impaired or a liability has been incurred and (ii) the amount of the loss can be reasonably estimated, we record the estimated loss in our consolidated statements of operations. We provide disclosure in the notes to the consolidated financial statements for loss contingencies that do not meet both of these conditions if there is a reasonable possibility that a loss may have been incurred that would be material to the financial statements. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time which can be highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying consolidated financial statements.

Occupancy Tax

Some states and localities impose a transient occupancy or accommodation tax on the use or occupancy of hotel accommodations. Generally, hotels collect taxes based on the room rate paid to the hotel and remit these taxes to the various tax authorities. When a customer books a room through one of our travel services, we collect a tax recovery charge from the customer which we pay to the hotel. We calculate the tax recovery charge by applying the occupancy tax rate supplied to us by the hotels to the amount that the hotel has agreed to receive for the rental of the room by the consumer. In all but a limited number of jurisdictions, we do not collect or remit occupancy taxes, nor do we pay occupancy taxes to the hotel operator on the portion of the customer payment we retain. Some jurisdictions have questioned our practice in this regard. While the applicable tax provisions vary among the jurisdictions, we generally believe that we are not required to collect and remit such occupancy taxes. We are engaged in discussions with tax authorities in various jurisdictions to resolve this issue. Some tax authorities have brought lawsuits or have levied assessments asserting that we are required to collect and remit occupancy tax. The ultimate resolution in all jurisdictions cannot be determined at this time. We have established a reserve for the potential settlement of issues related to hotel occupancy taxes when determined to be probable and estimable. See Note 17 — Commitments and Contingencies for further discussion.

Recent Accounting Policies Not Yet Adopted

In May 2014, the FASB issued new guidance on revenue from contracts with customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, the new guidance specifies the accounting for some costs to obtain or fulfill a contract with a customer. The update requires an entity to apply the new guidance in one of two methods: (1) retrospectively to each prior reporting period presented, or (2) retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application. The new guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. We are in the process of evaluating the impact of the adoption of this new guidance on our consolidated financial statements.

NOTE 3 — Acquisitions

2014 Acquisition Activity

In November 2014, we acquired Wotif Group, an Australian-based online travel company. The total consideration received by Wotif Group shareholders of $703 million Australian dollars (“A$”) or A$3.30 per share (approximately $612 million or $2.87 per share based on November 13, 2014 exchange rates) was comprised of A$51 million special dividend distributed by the Wotif Group to its shareholders prior to the acquisition by Expedia, Inc. and A$652 million (or approximately $568 million) in cash from Expedia, Inc. The Wotif Group adds to our collection of travel’s most trusted brands and enhances our supply in the Asia-Pacific region, while allowing Expedia to expose the Wotif Group to our world-class technology and its customers to our extensive global supply.

The aggregate purchase price consideration of $568 million was allocated to the fair value of assets acquired and liabilities assumed as follows, in thousands:

Goodwill	$350,093
Intangible assets with indefinite lives	125,762
Intangible assets with definite lives(1)	138,292
Net liabilities(2)	(43,429)
Deferred tax liabilities	(2,908)

Total	$567,810

(1)	Acquired definite-lived intangible assets primarily consist of supplier contracts and customer relationships and have estimated useful lives of between less than one year and 10 years with a weighted average life of 7.8 years.
(2)	Includes cash acquired of $36 million.

The goodwill of $350 million is primarily attributed to assembled workforce and operating synergies. The goodwill has been allocated to the Core OTA segment and is expected to be deductible for tax purposes. Acquisition-related costs were expensed as incurred within general and administrative expenses and were approximately $7 million.

During 2014, we completed three other acquisitions, including a leading online car rental reservation company in Europe, for a total consideration of $85 million, which included cash paid of $77 million and existing equity interest of $7 million. As a result of these acquisitions, we acquired net liabilities of $19 million, including cash of $48 million, as well as recorded deferred tax liabilities of $17 million, $70 million in goodwill and $51 million of intangible assets with definite lives with a weighted average amortization life of 6.1 years. In conjunction with our acquisition of consolidating interest in one of the companies, we remeasured our previously held equity interest to fair value at the acquisition date and recognized a gain of $3 million in other, net during the period.

Business combination accounting is preliminary and subject to revision while we accumulate all relevant information regarding the fair values of net assets acquired, and any change to the fair value of net assets acquired would be expected to lead to a corresponding change to the amount of goodwill recorded on a retroactive basis. The results of operations of the acquired companies, including the Wotif Group, have been included in our consolidated results from the transaction closing dates forward; the effect on consolidated revenue and operating income during 2014 was not significant. Pro forma results of operations have not been presented as such pro forma financial information would not be materially different from historical results.

2013 Acquisition Activity

During 2013, we completed the purchase of a 63% equity position (61.6% on a fully diluted basis) in trivago GmbH, a leading hotel metasearch company based in Germany. trivago was acquired due to the quality and strength of its product and brand and our belief that the company will continue to scale as it expands globally. In conjunction with the acquisition, we paid €434 million in cash, or approximately $564 million based on March 8, 2013 exchange rates, of which $554 million was paid to the shareholders of trivago and $10 million was used to settle a portion of an employee compensation plan. In addition, we agreed to issue 875,200 shares of Expedia, Inc. common stock to certain employee stockholders in five equal increments on or about each of the first through fifth anniversaries of the acquisition. The number of shares of Expedia common stock was calculated based on the aggregate value of €43 million using a thirty-day trailing average of closing trading prices and exchange rates prior to acquisition. During the first quarter of 2014, we issued the first increment of 175,040 shares of Expedia, Inc. common stock. Also in conjunction with the acquisition, we replaced certain employee stock-based awards of the acquiree, which related to pre-combination service, for an acquisition date fair value of $15 million.

As a result of the acquisition, we expensed $66 million to acquisition-related and other on the consolidated statements of operations during 2013, which included approximately $57 million in stock-based compensation related to the issuance of the 875,200 shares of common stock as the issuance was determined separate from the business combination and was not contingent upon any future service or other certain event except the passage of time as well as approximately $10 million for the amount paid to settle a portion of the employee compensation plan of trivago, which was considered separate from the business combination. The stock-based compensation expense was measured using the closing price of Expedia, Inc. common stock as of the acquisition date multiplied by the number of shares to be issued. Acquisition-related costs were expensed as incurred and were not significant. The aggregate purchase price consideration was $570 million, which included the cash paid to shareholders of trivago of $554 million as well as $15 million for replaced employee stock-based awards of the acquiree. The purchase price was allocated to the fair value of assets acquired and liabilities assumed as follows, in thousands:

Goodwill	$633,436
Intangible assets with indefinite lives	220,416
Intangible assets with definite lives(1)	136,281
Net assets(2)	19,064
Deferred tax liabilities	(111,379)
Redeemable noncontrolling interest	(343,984)

Total	$553,834

(1)	Acquired definite-lived intangible assets primarily consist of technology, partner relationship and non-compete agreement assets and have estimated useful lives of between 3 and 7 years with a weighted average life of 3.7 years.
(2)	Includes cash acquired of $13 million.

The value of the replaced employee stock-based awards of the acquiree was included in the purchase price allocation with a corresponding offset to redeemable noncontrolling interest, because the replacement awards were issued in subsidiary stock.

The goodwill of $633 million is primarily attributed to assembled workforce, operating synergies and potential expansion into other global markets. The goodwill has been allocated to the trivago segment and is not expected to be deductible for tax purposes.

The fair value of the 37% noncontrolling interest was estimated to be $344 million at the time of acquisition based on the fair value per share, excluding the control premium. The control premium was derived directly based on the additional consideration paid to certain shareholders in order to obtain control. The additional consideration was determined to be the best estimate to represent the control premium as it was a premium paid only to the controlling shareholders. In addition, the purchase agreement contains certain put/call rights whereby we may acquire and the minority shareholders of trivago may sell to us up to 50% and 100% of the minority shares of the company at fair value during the first quarter of 2016 and 2018, respectively. As the noncontrolling interest is redeemable at the option of the minority holders, we classified the balance as redeemable noncontrolling interest with future changes in the fair value above the initial basis recorded as charges or credits to retained earnings (or additional paid-in capital in absence of retained earnings). The put/call arrangement includes certain rollover provisions that, if triggered, would cause the minority shares to be treated as though they become mandatorily redeemable, and to be reclassified as a liability at the time such trigger becomes certain to occur. For further information on redeemable noncontrolling interest, see Note 12 — Redeemable Noncontrolling Interests.

trivago’s results of operations have been included in our consolidated results from the transaction closing date forward. Pro forma results of operations have not been presented as such pro forma financial information would not be materially different from historical results. During 2013, the acquisition accounted for approximately 4% of consolidated revenue for the year.

2012 Acquisition Activity

During 2012, we acquired VIA Travel, a travel management company in the Nordics. The following table summarizes the allocation of the purchase price, in thousands:

Goodwill	$129,156
Intangible assets with definite lives(1)	111,864
Net liabilities(2)	(28,913)

Total	$212,107

(1)	Primarily consist of customer and supplier relationship assets with a weighted average life of 8.1 years.
(2)	Includes cash acquired of $13 million.

The results of operations of the acquired business has been included in our consolidated results from the transaction closing date forward; the effect on consolidated revenue and operating income during 2012 was not significant.

NOTE 4 — Discontinued Operations

On December 20, 2011, we completed the spin-off of TripAdvisor, which included its flagship brand as well as 18 other travel media brands. The indenture governing our $400 million aggregate principal amount of the 8.5% senior notes due 2016 (the “8.5% Notes”) contained certain covenants that could have restricted implementation of the spin-off. On December 20, 2011, prior to consummation of the spin-off, we gave “Notice of Redemption” to the bondholders, the effect of which was the bonds became due and payable on the redemption date, which was defined as 30 days after the Notice of Redemption, at the redemption price. The 8.5% Notes were fully redeemed on January 19, 2012, the redemption date, for approximately $450 million. In connection with the redemption, we incurred a pre-tax loss from early extinguishment of debt of approximately $38 million (or $24 million net of tax), which included an early redemption premium of $33 million and the write-off of $5 million of unamortized debt issuance and discount costs. This loss was recorded within discontinued operations in the first quarter of 2012, as that was the period in which the bonds were legally extinguished. During 2013, we received an income tax refund of $14 million related to the tax benefit for extinguishment, which was included within cash provided by discontinued operations in our consolidated statement of cash flows for the period.

NOTE 5 — Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 are classified using the fair value hierarchy in the table below:

	Total	Level 1	Level 2
	(In thousands)
Assets
Cash equivalents:
Money market funds	$161,059	$161,059	$—
Time deposits	298,968	—	298,968
Restricted cash:
Time deposits	19,980	—	19,980
Derivatives:
Foreign currency forward contracts	9,176	—	9,176
Investments:
Time deposits	312,762	—	312,762
Corporate debt securities	142,575	—	142,575

Total assets	$944,520	$161,059	$783,461

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 are classified using the fair value hierarchy in the table below:

	Total	Level 1	Level 2
	(In thousands)
Assets
Cash equivalents:
Money market funds	$229,425	$229,425	$—
Time deposits	138,956	—	138,956
Restricted cash:
Time deposits	17,085	—	17,085
Derivatives:
Foreign currency forward contracts	2,225	—	2,225
Investments:
Time deposits	258,308	—	258,308
Corporate debt securities	200,386	—	200,386

Total assets	$846,385	$229,425	$616,960

We classify our cash equivalents and investments within Level 1 and Level 2 as we value our cash equivalents and investments using quoted market prices or alternative pricing sources and models utilizing market observable inputs. Valuation of the foreign currency forward contracts is based on foreign currency exchange rates in active markets, a Level 2 input.

As of December 31, 2014 and 2013, our cash and cash equivalents consisted primarily of prime institutional money market funds with maturities of three months or less, time deposits as well as bank account balances.

We invest in investment grade corporate debt securities, all of which are classified as available for sale. As of December 31, 2014, we had $43 million of short-term and $100 million of long-term available for sale investments and the amortized cost basis of the investments approximated their fair value with both gross unrealized gains and gross unrealized losses of less than $1 million. As of December 31, 2013, we had $67 million of short-term and $133 million of long-term available for sale investments and the amortized cost basis of the investments approximated their fair value with gross unrealized gains and gross unrealized losses both of $1 million.

We also hold time deposit investments with financial institutions. Time deposits with original maturities of less than three months are classified as cash equivalents and those with remaining maturities of less than one year are classified within short-term investments. Additionally, we have time deposits classified as restricted cash to fulfill the requirement of an aviation authority of a certain foreign country to protect against the potential non-delivery of travel services in that country. Of the total time deposits, $261 million and $283 million as of December 31, 2014 and 2013 related to balances held by our majority-owned subsidiaries.

We use foreign currency forward contracts to economically hedge certain merchant revenue exposures and in lieu of holding certain foreign currency cash for the purpose of economically hedging our foreign currency-denominated operating liabilities. As of December 31, 2014, we were party to outstanding forward contracts hedging our liability exposures with a total net notional value of $633 million. We had a net forward asset of $9 million and $2 million recorded in prepaid expenses and other current assets as of December 31, 2014 and 2013. We recorded $10 million, $47 million, and $(21) million in net gains (losses) from foreign currency forward contracts in 2014, 2013 and 2012.

NOTE 6 — Property and Equipment, Net

Our property and equipment consists of the following:

	December 31,
	2014	2013
	(In thousands)
Capitalized software development	$1,041,924	$787,526
Computer equipment	209,328	178,319
Furniture and other equipment	146,780	129,856
Leasehold improvements	135,372	121,084

	1,533,404	1,216,785
Less: accumulated depreciation	(1,011,085)	(781,477)
Projects in progress	30,807	45,394

Property and equipment, net	$553,126	$480,702

As of December 31, 2014 and 2013, our recorded capitalized software development costs, net of accumulated amortization, were $366 million and $325 million. For the years ended December 31, 2014, 2013 and 2012, we recorded amortization of capitalized software development costs of $185 million, $139 million, and $100 million, most of which is included in technology and content expenses.

NOTE 7 — Goodwill and Intangible Assets, Net

The following table presents our goodwill and intangible assets as of December 31, 2014 and 2013:

	December 31,
	2014	2013
	(In thousands)
Goodwill	$3,955,901	$3,663,674
Intangible assets with indefinite lives	976,638	875,688
Intangible assets with definite lives, net	313,449	235,353

	$5,245,988	$4,774,715

Impairment Assessments. We perform our annual assessment of possible impairment of goodwill and indefinite-lived intangible assets as of October 1, or more frequently if events and circumstances indicate that impairment may have occurred. As of October 1, 2014 and 2013, we had no impairments to goodwill but recorded a $3 million impairment charge for both periods related to an indefinite-lived trade name within our Core OTA segment, which was included in intangible amortization during the year ended December 31, 2014 and 2013.

Goodwill. The following table presents the changes in goodwill by reportable segment:

	Core OTA	trivago	Egencia	eLong	Total
	(In thousands)
Balance as of January 1, 2013	$2,779,154	$—	$193,282	$43,234	$3,015,670
Additions	—	633,436	—	3,009	636,445
Foreign exchange translation	8,911	—	1,369	1,279	11,559

Balance as of December 31, 2013	2,788,065	633,436	194,651	47,522	3,663,674
Additions	402,752	1,045	—	14,611	418,408
Foreign exchange translation	(45,646)	(41,062)	(38,327)	(1,146)	(126,181)

Balance as of December 31, 2014	$3,145,171	$593,419	$156,324	$60,987	$3,955,901

In 2014 and 2013, the additions to goodwill relate primarily to our acquisitions as described in Note 3 — Acquisitions.

As of December 31, 2014 and 2013, accumulated goodwill impairment losses in total were $2.5 billion, of which $21 million is associated with eLong and the remainder with Core OTA.

Indefinite-lived Intangible Assets. Our indefinite-lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions.

Intangible Assets with Definite Lives. The following table presents the components of our intangible assets with definite lives as of December 31, 2014 and 2013:

	December 31, 2014			December 31, 2013
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(In thousands)
Supplier relationships	$357,022	$(200,257)	$156,765	$258,973	$(186,625)	$72,348
Technology	257,045	(216,841)	40,204	253,371	(190,479)	62,892
Customer lists	110,302	(29,225)	81,077	93,412	(23,884)	69,528
Affiliate agreements	157,540	(154,825)	2,715	159,110	(154,209)	4,901
Other	298,493	(265,805)	32,688	286,287	(260,603)	25,684

Total	$1,180,402	$(866,953)	$313,449	$1,051,153	$(815,800)	$235,353

Amortization expense was $80 million, $72 million and $32 million for the years ended December 31, 2014, 2013 and 2012. The estimated future amortization expense related to intangible assets with definite lives as of December 31, 2014, assuming no subsequent impairment of the underlying assets, is as follows, in thousands:

2015	$86,753
2016	56,781
2017	42,161
2018	35,123
2019	24,997
2020 and thereafter	67,634

Total	$313,449

NOTE 8 — Debt

The following table sets forth our outstanding debt:

	December 31,
	2014	2013
	(In thousands)
7.456% senior notes due 2018	$500,000	$500,000
5.95% senior notes due 2020, net of discount	749,485	749,412
4.5% senior notes due 2024, net of discount	497,302	—

Long-term debt	$1,746,787	$1,249,412

Long-term Debt

Our $500 million in registered senior unsecured notes outstanding at December 31, 2014 are due in August 2018 and bear interest at 7.456% (the “7.456% Notes”). Interest is payable semi-annually in February and August of each year. At any time Expedia may redeem the 7.456% Notes at a redemption price of 100% of the principal plus accrued interest, plus a “make-whole” premium, in whole or in part.

Our $750 million in registered senior unsecured notes outstanding at December 31, 2014 are due in August 2020 and bear interest at 5.95% (the “5.95% Notes”). The 5.95% Notes were issued at 99.893% of par resulting in a discount, which is being amortized over their life. Interest is payable semi-annually in February and August of each year. We may redeem the 5.95% Notes at a redemption price of 100% of the principal plus accrued interest, plus a “make-whole” premium, in whole or in part.

In August 2014, we registered $500 million of senior unsecured notes that are due in August 2024 and bear interest at 4.5% (the “4.5% Notes”). The 4.5% Notes were issued at 99.444% of par resulting in a discount, which is being amortized over their life. Interest is payable semi-annually in February and August of each year, beginning February 15, 2015. We may redeem the 4.5% Notes at our option at any time in whole or from time to time in part. If we elect to redeem the 4.5% Notes prior to May 15, 2024, we may redeem them at a redemption price of 100% of the principal plus accrued interest, plus a “make-whole” premium. If we elect to redeem the 4.5% Notes on or after May 15, 2024, we may redeem them at a redemption price of 100% of the principal plus accrued interest.

The 7.456%, 5.95% and 4.5% Notes (collectively the “Notes”) are senior unsecured obligations guaranteed by certain domestic Expedia subsidiaries and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. For further information, see Note 22 — Guarantor and Non-Guarantor Supplemental Financial Information. In addition, the Notes include covenants that limit our ability to (i) create certain liens, (ii) enter into sale/leaseback transactions and (iii) merge or consolidate with or into another entity. Accrued interest related to the Notes was $39 million and $31 million as of December 31, 2014 and 2013.

The approximate fair value of 7.456% Notes was approximately $581 million and $587 million as of December 31, 2014 and 2013. The approximate fair value of 5.95% Notes was approximately $840 million and $816 million as of December 31, 2014 and 2013. The approximate fair value of 4.5% Notes was approximately $504 million as of December 31, 2014. These fair values were based on quoted market prices in less active markets (Level 2 inputs).

Credit Facility

Expedia, Inc. maintains a $1 billion unsecured revolving credit facility with a group of lenders, which is unconditionally guaranteed by certain domestic Expedia subsidiaries that are the same as under the Notes. In September 2014, we amended the revolving credit facility to, among other things, extend the maturity date of the facility to September 2019. As of December 31, 2014 and 2013, we had no revolving credit facility borrowings outstanding. The facility bears interest based on the Company’s credit ratings, with drawn amounts bearing interest at LIBOR plus 150 basis points and the commitment fee on undrawn amounts at 20 basis points as of December 31, 2014. The facility contains covenants including maximum leverage and minimum interest coverage ratios.

The amount of stand-by letters of credit (“LOC”) issued under the facility reduces the credit amount available. As of December 31, 2014 and 2013, there was $15 million and $19 million of outstanding stand-by LOCs issued under the facility.

NOTE 9 — Employee Benefit Plans

Our U.S. employees are generally eligible to participate in a retirement and savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 50% of their pretax salary, but not more than statutory limits. We contribute fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant’s earnings. Our contribution vests with the employee after the employee completes two years of service. Participating employees have the option to invest in our common stock, but there is no requirement for participating employees to invest their contribution or our matching contribution in our common stock. We also have various defined contribution plans for our international employees. Our contributions to these benefit plans were $36 million, $28 million and $22 million for the years ended December 31, 2014, 2013 and 2012.

NOTE 10 — Stock-Based Awards and Other Equity Instruments

Pursuant to the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, we may grant restricted stock, restricted stock awards, RSUs, stock options and other stock-based awards to directors, officers, employees and consultants. As of December 31, 2014, we had approximately 8 million shares of common stock reserved for new stock-based awards under the 2005 Stock and Annual Incentive Plan. We issue new shares to satisfy the exercise or release of stock-based awards.

The following table presents a summary of our stock option activity:

	Options	Weighted Average Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Balance as of January 1, 2012	14,798	$17.96
Granted	5,586	36.36
Exercised	(3,582)	13.31
Cancelled	(1,566)	23.47

Balance as of December 31, 2012	15,236	25.24
Granted	4,016	65.29
Exercised	(2,730)	18.10
Cancelled	(1,095)	37.87

Balance as of December 31, 2013	15,427	36.03
Granted	4,113	78.70
Exercised	(3,804)	25.66
Cancelled	(1,301)	53.69

Balance as of December 31, 2014	14,435	49.33	4.1	$520,360

Exercisable as of December 31, 2014	5,636	30.92	2.4	306,808

Vested and expected to vest after December 31, 2014	10,985	51.90	4.9	368,851

The aggregate intrinsic value of outstanding options shown in the stock option activity table above represents the total pretax intrinsic value at December 31, 2014, based on our closing stock price of $85.36 as of the last trading date in 2014. The total intrinsic value of stock options exercised was $208 million, $117 million and $109 million for the years ended December 31, 2014, 2013 and 2012.

During the three years ended December 31, 2014, 2013 and 2012, we awarded stock options as our primary form of stock-based compensation. The fair value of stock options granted during the years ended December 31, 2014, 2013 and 2012 were estimated at the date of grant using the Black-Scholes option-pricing model, assuming the following weighted average assumptions:

	2014	2013	2012
Risk-free interest rate	1.13%	0.71%	0.64%
Expected volatility	42.97%	44.81%	53.13%
Expected life (in years)	4.04	4.07	4.00
Dividend yield	0.76%	0.80%	1.04%
Weighted-average estimated fair value of options granted during the year	$25.80	$21.96	$13.96

RSUs, which are stock awards that are granted to employees entitling the holder to shares of our common stock as the award vests, were our primary form of stock-based award prior to 2009. Our RSUs generally vest over three or four-years, but may accelerate in certain circumstances, including certain changes in control.

The following table presents a summary of RSU activity:

	RSUs	Weighted Average Grant-Date Fair Value
	(In thousands)
Balance as of January 1, 2012	2,282	21.47
Granted	602	32.07
Vested and released	(1,382)	21.02
Cancelled	(284)	22.82

Balance as of December 31, 2012	1,218	29.57
Granted	216	63.04
Vested and released	(480)	23.29
Cancelled	(522)	86.10

Balance as of December 31, 2013	432	50.64
Granted	108	80.94
Vested and released	(159)	45.90
Cancelled	(44)	55.52

Balance as of December 31, 2014	337	61.97

The total market value of shares vested and released during the years ended December 31, 2014, 2013 and 2012 was $12 million, $29 million and $62 million. Included in RSUs outstanding at January 1, 2012 were 400,000 of RSUs awarded to our Chief Executive Officer, for which vesting was tied to achievement of performance targets. These awards vested and were released during 2012.

In 2014, 2013 and 2012, we recognized total stock-based compensation expense of $85 million, $130 million and $65 million. The total income tax benefit related to stock-based compensation expense was $20 million, $17 million and $19 million for 2014, 2013 and 2012.

Cash received from stock-based award exercises for the years ended December 31, 2014 and 2013 was $101 million and $54 million. Our employees that held IAC vested stock options prior to the IAC/InterActiveCorp (“IAC”) spin-off in August 2005 received vested stock options in both Expedia and IAC. In addition, our employees that held vested Expedia options prior to the TripAdvisor spin-off on December 20, 2011 received vested stock options in both Expedia and TripAdvisor. As these IAC and TripAdvisor stock options are exercised, we receive a tax deduction. Total current income tax benefits during the years ended December 31, 2014 and 2013 associated with the exercise of IAC, TripAdvisor and Expedia stock-based awards held by our employees were $69 million and $52 million.

As of December 31, 2014, there was approximately $152 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock-based awards, which is expected to be recognized in expense over a weighted-average period of 3.0 years.

During 2012, we issued 8.0 million shares of Expedia, Inc. common stock as a result of the exercise of 32 million privately held warrants at a weighted average exercise price of $23.91 for total proceeds to the Company of approximately $191 million. As of December 31, 2013 and 2014, we did not have any warrants outstanding.

Employee Stock Purchase Plan

During 2013, we implemented our 2013 Employee Stock Purchase Plan (“ESPP”), which allows shares of our common stock to be purchased by eligible employees at three-month intervals at 85% of the fair market value of the stock on the last day of each three-month period. Eligible employees are allowed to contribute up to 10% of their base compensation. During 2014 and 2013, approximately 102,000 shares and 69,000 shares were purchased under this plan for an average price of $68.70 per share and $46.31 per share. As of December 31, 2014, we have reserved approximately 1.3 million shares of our common stock for issuance under the ESPP.

NOTE 11 — Income Taxes

The following table summarizes our U.S. and foreign income (loss) from continuing operations before income taxes:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
U.S.	$176,820	$26,888	$(20,097)
Foreign	287,821	273,805	370,154

Total	$464,641	$300,693	$350,057

Provision for Income Taxes

The following table summarizes our provision for income taxes from continuing operations:

	Year Ended December 31,
	2014	2013	2012
		(In thousands)
Current income tax expense:
Federal	$120,541	$38,209	$56,501
State	6,645	(402)	(24)
Foreign	43,536	47,300	45,721

Current income tax expense	170,722	85,107	102,198

Deferred income tax (benefit) expense:
Federal	$(47,390)	$12,371	$(33,724)
State	(2,419)	445	578
Foreign	(29,222)	(13,588)	(21,974)

Deferred income tax (benefit) expense:	(79,031)	(772)	(55,120)

Income tax expense	$91,691	$84,335	$47,078

We reduced our current income tax payable by $69 million, $52 million and $64 million for the years ended December 31, 2014, 2013 and 2012 for tax deductions attributable to stock-based compensation.

Deferred Income Taxes

As of December 31, 2014 and 2013, the significant components of our deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2014	2013
	(In thousands)
Deferred tax assets:
Provision for accrued expenses	$71,546	$54,986
Loyalty rewards reserve	84,373	49,310
Occupancy tax reserve	22,813	18,222
Net operating loss and tax credit carryforwards	49,091	33,979
Stock-based compensation	39,344	33,262
Other	39,952	28,224

Total deferred tax assets	307,119	217,983
Less valuation allowance	(50,748)	(32,942)

Net deferred tax assets	$256,371	$185,041

Deferred tax liabilities:
Prepaid merchant bookings and prepaid expenses	$(61,737)	$(62,082)
Intangible assets	(386,979)	(392,002)
Investment in subsidiaries	(1,320)	(7,913)
Unrealized gains	(5,783)	(8,999)
Property and equipment	(73,010)	(65,215)
Other	(1,178)	(2,081)

Total deferred tax liabilities	$(530,007)	$(538,292)

Net deferred tax liability	$(273,636)	$(353,251)

As of December 31, 2014, we had federal, state, and foreign net operating loss carryforwards (“NOLs”) of approximately $5 million, $13 million and $185 million. If not utilized, the federal and state NOLs will expire at various times between 2015 and 2033. Foreign NOLs of $134 million may be carried forward indefinitely, and foreign NOLs of $51 million will expire at various times between 2016 and 2034.

As of December 31, 2014, we had a valuation allowance of approximately $51 million related to certain NOL carryforwards for which it is more likely than not the tax benefit will not be realized. The valuation allowance increased by $18 million from the amount recorded as of December 31, 2013 due to the recording of a valuation allowance on cumulative foreign net operating losses for which realization is no longer certain, predominantly at certain Australian and Chinese entities. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period change, or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

We have not provided deferred income taxes on taxable temporary differences related to investments in certain foreign subsidiaries where the foreign subsidiary has or will invest undistributed earnings indefinitely outside of the United States. The total amount of such undistributed earnings was $916 million as of December 31, 2014, which approximates the related taxable temporary difference. In the event we distribute such earnings in the form of dividends or otherwise, we may be subject to income taxes. Further, a sale of these subsidiaries may cause these temporary differences to become taxable. Due to complexities in tax laws, uncertainties related to the timing and source of any potential distribution of such earnings, and other important factors such as the amount of associated foreign tax credits, it is not practicable to estimate the amount of unrecognized deferred taxes on these taxable temporary differences.

Reconciliation of U.S. Federal Statutory Income Tax Rate to Effective Income Tax Rate

A reconciliation of amounts computed by applying the federal statutory income tax rate to income from continuing operations before income taxes to total income tax expense is as follows:

	Year Ended December 31,
	2014	2013	2012
		(In thousands)
Income tax expense at the federal statutory rate of 35%	$162,624	$105,243	$122,520
Foreign tax rate differential	(81,371)	(87,729)	(78,094)
State income taxes, net of effect of federal tax benefit	2,720	3,994	1,280
Unrecognized tax benefits and related interest	(1,625)	12,096	16,038
Change in valuation allowance	13,914	19,167	(11,838)
Pay-to-play penalties	1,322	14,404	—
trivago acquisition stock-based compensation	—	19,825	—
Other, net	(5,893)	(2,665)	(2,828)

Income tax expense	$91,691	$84,335	$47,078

Our effective tax rate in 2014, 2013 and 2012 was lower than the 35% federal statutory income tax rate due to earnings in foreign jurisdictions, primarily Switzerland, where the statutory income tax rate is lower.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2014	2013	2012
		(In thousands)
Balance, beginning of year	$109,712	$102,305	$81,682
Increases to tax positions related to the current year	28,416	21,899	20,453
Increases to tax positions related to prior years	4,469	5,064	4,837
Decreases to tax positions related to prior years	—	(3,732)	(304)
Reductions due to lapsed statute of limitations	(23,709)	(4,134)	(5,061)
Settlements during current year	—	(8,957)	(607)
Interest and penalties	(8,327)	(2,733)	1,305

Balance, end of year	$110,561	$109,712	$102,305

As of December 31, 2014, we had $111 million of gross unrecognized tax benefits, $86 million of which, if recognized, would affect the effective tax rate. As of December 31, 2013, we had $110 million of gross unrecognized tax benefits, $85 million of which, if recognized, would affect the effective tax rate.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2014 and 2013, total gross interest and penalties accrued was $6 million and $15 million, respectively. In connection with our unrecognized tax benefits, we recognized interest (benefit) expense in 2014, 2013 and 2012 of $(8) million, $(3) million and $1 million.

The Company is routinely under audit by federal, state, local and foreign income tax authorities. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The statute of limitations for federal income taxes for the years 2001 through 2005, when Expedia filed as part of IAC/InterActiveCorp’s consolidated group, expired on July 1, 2014. As a result, previously unrecognized tax benefits, including interest, totaling $25.6 million were recognized in 2014 in continuing operations. The IRS is currently examining Expedia’s U.S. consolidated federal income tax returns for the periods ended December 31, 2009 through December 31, 2010. The statute of limitations for periods ending December 31, 2009 through December 31, 2010 has been extended to December 31, 2015.

NOTE 12 — Redeemable Noncontrolling Interests

We have noncontrolling interests in majority owned entities, which are carried at fair value as the noncontrolling interests contain certain rights, whereby we may acquire and the minority shareholders may sell to us the additional shares of the companies. A reconciliation of redeemable noncontrolling interest for the years ended December 31, 2014, 2013 and 2012 is as follows:

	Year ended December 31,
	2014	2013	2012
Balance, beginning of the period	$364,871	$13,473	$13,952
Acquisition of redeemable noncontrolling interest	—	343,984	—
Purchase of subsidiary shares at fair value	—	(14,923)	—
Net income (loss) attributable to noncontrolling interests	(9,690)	(7,130)	485
Fair value adjustments	259,984	26,614	772
Currency translation adjustments and other	(55,092)	2,853	(1,736)

Balance, end of period	$560,073	$364,871	$13,473

For information on redeemable noncontrolling interest acquired during 2013, see Note 3 — Acquisitions.

The fair value of the redeemable noncontrolling interest was determined based on a blended analysis of the present value of future discounted cash flows and market value approach (“Level 3” on the fair value hierarchy). Our significant estimates in the discounted cash flow model include our weighted average cost of capital as well as long-term growth and profitability of the business. Our significant estimates in the market value approach include identifying similar companies with comparable business factors and assessing comparable revenue and operating multiples in estimating the fair value of the business.

NOTE 13 — Stockholders’ Equity

Common Stock and Class B Common Stock

Our authorized common stock consists of 1.6 billion shares of common stock with par value of $0.0001 per share, and 400 million shares of Class B common stock with par value of $0.0001 per share. Both classes of common stock qualify for and share equally in dividends, if declared by our Board of Directors, and generally vote together on all matters. Common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share. Holders of common stock, voting as a single, separate class are entitled to elect 25% of the total number of directors. Class B common stockholders may, at any time, convert their shares into common stock, on a one for one share basis. Upon conversion, the Class B common stock is retired and is not available for reissue. In the event of liquidation, dissolution, distribution of assets or winding-up of Expedia, Inc., the holders of both classes of common stock have equal rights to receive all the assets of Expedia, Inc. after the rights of the holders of the preferred stock, if any, have been satisfied.

Preferred Stock

As of December 31, 2014 and 2013, we have no preferred stock outstanding.

Share Repurchases

During 2012, 2010, and 2006, our Board of Directors, or the Executive Committee, acting on behalf of the Board of Directors, authorized a repurchase of up to 20 million outstanding shares of our common stock during each of the respective years for a total of 60 million shares. Shares repurchased under the authorized programs were as follows:

	Year ended December 31,
	2014	2013	2012
Number of shares repurchased	7.0 million	9.3 million	10.7 million
Average price per share	$76.26	$55.59	$37.15
Total cost of repurchases (in millions)(1)	$537	$515	$397

(1)	Amount excludes transaction costs.

As of December 31, 2014, 1.8 million shares remain authorized for repurchase under the 2012 authorization with no fixed termination date for the repurchases. Subsequent to the end of the year, we repurchased an additional 0.5 million shares for a total cost of $44 million, excluding transaction costs, representing an average purchase price of $85.25 per share. On February 4, 2015, the Executive Committee, acting on behalf of the Board of Directors, authorized an additional repurchase of up to 10 million shares of our common stock.

Dividends on our Common Stock

In 2014, 2013 and 2012, the Executive Committee, acting on behalf of the Board of Directors, declared the following dividends:

	Declaration Date	Dividend Per Share	Record Date	Total Amount (in thousands)	Payment Date
Year ended December 31, 2014:
	February 5, 2014	$0.15	March 10, 2014	$19,602	March 27, 2014
	April 30, 2014	0.15	May 30, 2014	19,231	June 19, 2014
	July 30, 2014	0.18	August 27, 2014	22,944	September 17, 2014
	October 27, 2014	0.18	November 20, 2014	22,920	December 11, 2014
Year ended December 31, 2013:
	February 5, 2013	$0.13	March 11, 2013	$17,983	March 28, 2013
	April 24, 2013	0.13	May 30, 2013	17,638	June 19, 2013
	July 24, 2013	0.15	August 28, 2013	20,459	September 18, 2013
	October 28, 2013	0.15	November 21, 2013	19,680	December 12, 2013
Year ended December 31, 2012:
	February 9, 2012	$0.09	March 12, 2012	$12,204	March 30, 2012
	April 25, 2012	0.09	May 30, 2012	12,205	June 19, 2012
	July 25, 2012	0.13	August 28, 2012	18,061	September 18, 2012
	October 24, 2012	0.13	November 16, 2012	17,658	December 7, 2012
	December 7, 2012	0.52	December 17, 2012	70,295	December 28, 2012

In addition, on February 4, 2015, the Executive Committee, acting on behalf of the Board of Directors, declared a quarterly cash dividend of $0.18 per share of outstanding common stock payable on March 26, 2015 to the stockholders of record as of the close of business on March 10, 2015. Future declarations of dividends are subject to final determination by our Board of Directors.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income, net of tax for 2014 and 2013 is primarily comprised of accumulated foreign currency translation adjustments.

Net gains and losses recognized and reclassified out of accumulated other comprehensive income were immaterial during 2014, 2013 and 2012.

Non-redeemable Noncontrolling Interests

As of December 31, 2014 and 2013, our ownership interest in eLong was approximately 64% and 65%. Amounts paid in excess of the respective noncontrolling interest were recorded to additional paid-in capital. The following table shows the effects of the changes in noncontrolling interest on our equity for the respective periods, in thousands:

	2014	2013	2012
Net income attributable to Expedia, Inc.	$398,097	$232,850	$280,171
Transfers (to) from the noncontrolling interest due to:
Net increase in Expedia, Inc.’s paid-in capital for newly issued eLong shares and other equity activity	24,090	6,928	2,077

Net transfers from noncontrolling interest	24,090	6,928	2,077

Change from net income attributable to Expedia, Inc. and transfers from noncontrolling interest	$422,187	$239,778	$282,248

NOTE 14 — Earnings Per Share

Basic Earnings Per Share

Basic earnings per share was calculated for the years ended December 31, 2014, 2013 and 2012 using the weighted average number of common and Class B common shares outstanding during the period excluding restricted stock and stock held in escrow.

Diluted Earnings Per Share

For the years ended December 31, 2014, 2013 and 2012, we computed diluted earnings per share using (i) the number of shares of common stock and Class B common stock used in the basic earnings per share calculation as indicated above (ii) if dilutive, the incremental common stock that we would issue upon the assumed exercise of stock options and stock warrants and the vesting of RSUs using the treasury stock method, and (iii) other stock-based commitments.

The following table presents our basic and diluted earnings per share:

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except per share data)
Income from continuing operations attributable to Expedia, Inc.	$398,097	$232,850	$302,710

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$3.09	$1.73	$2.26
Diluted	2.99	1.67	2.16

Weighted average number of shares outstanding:
Basic	128,912	134,912	134,203

Dilutive effect of:
Options to purchase common stock	4,149	4,495	4,383
Warrants to purchase common stock	—	—	800
Other dilutive securities	107	186	543

Diluted	133,168	139,593	139,929

Outstanding stock awards have been excluded from the calculations of diluted earnings per share attributable to common stockholders because their effect would have been antidilutive were approximately four million for both 2014 and 2013 and approximately one million during 2012.

The earnings per share amounts are the same for common stock and Class B common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation.

NOTE 15 — Restructuring and Related Reorganization Charges

In conjunction with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to integrations including the Wotif Group, we recognized $26 million in restructuring and related reorganization charges during the fourth quarter ended December 31, 2014. We expect an additional $10 million to $15 million of restructuring charges, most of which we expect to occur in the first half of 2015.

The following table summarizes the restructuring and related reorganization activity for the year ended December 31, 2014:

	Employee Severance and Benefits	Other	Total
	(In thousands)
Accrued liability as of January 1, 2014	$—	$—	$—
Charges	10,783	14,847	25,630
Payments	(572)	(540)	(1,112)
Non-cash items	(94)	(649)	(743)

Accrued liability as of December 31, 2014	$10,117	$13,658	$23,775

The majority of the other charges in the above table relate to Australian stamp duty tax that is payable to certain Australian jurisdictions related to business restructuring events.

NOTE 16 — Other Income (Expense)

Other, net

The following table presents the components of other, net:

	For the Year Ended December 31,
	2014	2013	2012
	(In thousands)
Foreign exchange rate gains (losses), net	$6,069	$(473)	$(16,179)
Equity gains (losses) on unconsolidated affiliates	2,743	2,909	(5,163)
Noncontrolling investment basis adjustment	2,783	—	—
Other	6,083	(5,224)	1,067

Total	$17,678	$(2,788)	$(20,275)

NOTE 17 — Commitments and Contingencies

Letters of Credit, Purchase Obligations and Guarantees

We have commitments and obligations that include purchase obligations, guarantees and LOCs, which could potentially require our payment in the event of demands by third parties or contingent events. The following table presents these commitments and obligations as of December 31, 2014:

		By Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands)
Purchase obligations	$85,060	$83,170	$1,890	$—	$—
Guarantees	174,126	174,126	—	—	—
Letters of credit	22,077	19,794	277	1,783	223

	$281,263	$277,090	$2,167	$1,783	$223

Our purchase obligations represent the minimum obligations we have under agreements with certain of our vendors. These minimum obligations are less than our projected use for those periods. Payments may be more than the minimum obligations based on actual use.

We have guarantees which consist primarily of bonds relating to tax assessments that we are contesting as well as bonds required by certain foreign countries’ aviation authorities for the potential non-delivery, by us, of packaged travel sold in those countries. The authorities also require that a portion of the total amount of packaged travel sold be bonded. Our guarantees also include certain surety bonds related to various company performance obligations.

Our LOCs consist of stand-by LOCs, underwritten by a group of lenders, which we primarily issue for certain regulatory purposes as well as to certain hotel properties to secure our payment for hotel room transactions. The contractual expiration dates of these LOCs are shown in the table above. There were no material claims made against any stand-by LOCs during the years ended December 31, 2014, 2013 and 2012.

In addition, our redeemable noncontrolling interest in trivago contains certain put/call rights whereby we may acquire and the minority shareholders may sell to us the minority shares of the company. See Note 3 —Acquisitions for further information.

Lease Commitments

We have contractual obligations in the form of operating leases for office space and related office equipment for which we record the related expense on a monthly basis. Certain leases contain periodic rent escalation adjustments and renewal options. Rent expense related to such leases is recorded on a straight-line basis. Operating lease obligations expire at various dates with the latest maturity in 2023. For the years ended December 31, 2014, 2013 and 2012, we recorded rental expense of $96 million, $84 million and $70 million.

The following table presents our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after December 31, 2014, in thousands:

Year ending December 31,
2015	$75,629
2016	66,315
2017	61,138
2018	48,292
2019	24,211
2020 and thereafter	24,421

$300,006

Legal Proceedings

In the ordinary course of business, we are a party to various lawsuits. Management does not expect these lawsuits to have a material impact on the liquidity, results of operations, or financial condition of Expedia. We also evaluate other potential contingent matters, including value-added tax, federal excise tax, transient occupancy or accommodation tax and similar matters. We do not believe that the aggregate amount of liability that could be reasonably possible with respect to these matters would have a material adverse effect on our financial results; however, litigation is inherently uncertain and the actual losses incurred in the event that our legal proceedings were to result in unfavorable outcomes could have a material adverse effect on our business and financial performance.

Litigation Relating to Hotel Occupancy Taxes. Eighty-eight lawsuits have been filed by cities, counties and states involving hotel occupancy and other taxes. Thirty lawsuits are currently active. These lawsuits are in various stages and we continue to defend against the claims made in them vigorously. With respect to the principal claims in these matters, we believe that the statutes or ordinances at issue do not apply to the services we provide, namely the facilitation of hotel reservations, and, therefore, that we do not owe the taxes that are claimed to be owed. We believe that the statutes or ordinances at issue generally impose occupancy and other taxes on entities that own, operate or control hotels (or similar businesses) or furnish or provide hotel rooms or similar accommodations. To date, thirty-seven of these lawsuits have been dismissed. Some of these dismissals have been without prejudice and, generally, allow the governmental entity or entities to seek administrative remedies prior to pursuing further litigation. Twenty-three dismissals were based on a finding that we and the other defendants were not subject to the local hotel occupancy tax ordinance or that the local government lacked standing to pursue their claims. As a result of this litigation and other attempts by certain jurisdictions to levy such taxes, we have established a reserve for the potential settlement of issues related to hotel occupancy taxes, consistent with applicable accounting principles and in light of all current facts and circumstances, in the amount of $62 million as of December 31, 2014 and $46 million as of December 31, 2013. It is also reasonably possible that amounts paid in connection with the settlement or adjudication of these issues could include up to an additional $30 million related to interest payments in one jurisdiction. Our settlement reserve is based on our best estimate of probable losses and the ultimate resolution of these contingencies may be greater or less than the liabilities recorded. Other than as discussed above, an estimate for a reasonably possible loss or range of loss in excess of the amount reserved cannot be made. Changes to the settlement reserve are included within legal reserves, occupancy tax and other in the consolidated statements of operations.

Pay-to-Play. Certain jurisdictions may assert that we are required to pay any assessed taxes prior to being allowed to contest or litigate the applicability of the ordinances. This prepayment of contested taxes is referred to as “pay-to-play.” Payment of these amounts is not an admission that we believe we are subject to such taxes and, even when such payments are made, we continue to defend our position vigorously. If we prevail in the litigation, for which a pay-to-play payment was made, the jurisdiction collecting the payment will be required to repay such amounts and also may be required to pay interest.

Hawaii (General Excise Tax). On January 31, 2011, the online travel companies received final notices of assessment from the Hawaii Department of Taxation for general excise taxes for the tax years 2000 to 2011 on their services relating to non-commissioned hotel room reservations. The online travel companies appealed these assessments to the Hawaii tax court. On January 11, 2013, the Hawaii tax court ruled that the online travel companies are obligated to remit past Hawaii general excise taxes with interest both on the amount paid to the online travel companies for their services and the amount paid to the hotel for the room; thus subjecting the hotel’s charge for the room to double taxation because tax amounts on the hotel room had already been paid for all of the years at issue. On March 15, 2013, the Hawaii tax court issued penalties against the online travel companies for their failure to file returns and pay general excise taxes. On August 12, 2013, the court further held that interest is due on such penalties. During the pendency of the tax court proceeding, the online travel companies petitioned the Hawaii Supreme Court for immediate review of the tax court’s ruling holding the companies liable for general excise tax. The Hawaii Supreme Court denied the online travel companies’ petition on April 22, 2013. The tax court proceeding subsequently concluded and on September 11, 2013, the online travel companies filed their notice of appeal. On December 24, 2013, the Hawaii Supreme Court agreed to accept transfer and review of the case. On October 2, 2014, the Hawaii Supreme Court heard oral argument in the appeal. The case is now before the Hawaii Supreme Court for decision.

On May 20, 2013, the Department of Taxation issued final assessments for general excise taxes against the Expedia companies for non-commissioned hotel reservations totaling $20.5 million for the tax year 2012. On June 17, 2013, the online travel companies appealed these assessments to the Hawaii tax court. On December 13, 2013, the tax court held proceedings in abeyance pending review and decision by the Hawaii Supreme Court on the prior assessments.

On December 9, 2013, the Department of Taxation issued final assessments for general excise taxes against the Expedia companies for non-commissioned travel agency services relating to rental cars totaling $29.2 million for the tax years 2000 through 2012. These assessments include a duplicative assessment for Expedia and Hotels.com totaling $9.3 million and thus are overstated. The online travel companies appealed the assessments to the Hawaii tax court. On March 12, 2014, the online travel companies requested that the tax court stay consideration of these assessments pending the decision by the Hawaii Supreme Court relating to the Department of Taxation’s claimed right to taxes for non-commissioned travel agency services relating to hotel room reservations. On April 28, 2014, the tax court granted the online travel companies’ request that the court stay consideration of the Department of Taxation’s car rental assessments pending a decision by the Hawaii Supreme Court.

On July 18, 2014, the Department of Taxation issued final general excise tax assessments totaling $28.5 million against the Expedia companies for non-commissioned travel agency services relating to hotel reservations and car rental for the tax year 2013. The Expedia companies contested these assessments and requested additional information from the Department of Taxation regarding the basis for the amounts assessed. On December 22, 2014, the court stayed those assessments pending review and decision by the Hawaii Supreme Court.

As a pre-condition to appealing the tax court rulings in the Hawaii excise tax proceedings, the Expedia companies were required pay an amount equal to taxes, penalties and interest. During 2012, we expensed $110 million, and during 2013, we expensed an additional $64 million for amounts required or expected to be paid prior to appealing the tax court’s ruling. The total amount that the Expedia companies paid in 2013 was $171 million, which is comprised of $78 million in taxes, $41 million in penalties and $52 million in interest.

San Francisco. During 2009, we paid $48 million in advance of litigation relating to occupancy tax proceedings with the city of San Francisco. The city of San Francisco subsequently issued additional assessments of tax, penalties and interest for the time period from the fourth quarter of 2007 through the fourth quarter of 2011 against the online travel companies, including against Expedia, Hotels.com and Hotwire. The additional assessments, including the prepayment of such assessments, were contested by the Expedia companies on the basis that the court has already ruled that taxes are not due from the online travel companies and that binding precedent by the California Court of Appeals precludes the city’s claim for taxes. Although the city initially agreed, subject to documentation, that the additional assessments need not be paid and could be placed under a bond, it subsequently sought to collect the additional assessment against the Expedia companies. On May 14, 2014, the court heard oral argument on the Expedia companies’ contest of the prepayment requirement for the additional assessments and held that the Expedia companies were required to prepay in order to litigate the legality of the assessments. On May 26, 2014, the Expedia companies paid $25.5 million under protest in order to contest the additional assessments. The additional assessments were expensed during the second quarter of 2014. On August 6, 2014, the California Court of Appeals stayed this case pending review and decision by the California Supreme Court of the City of San Diego, California Litigation.

Other Jurisdictions. In December 2014, the City of Portland and Multnomah County, Oregon assessed certain online travel companies, including Expedia, Hotels.com and Hotwire, for hotel occupancy taxes for the period October 7, 2013 to December 31, 2014 based on recent amendments to state legislation. On January 9, 2015, as a pre-condition to challenging the assessments, the Expedia companies paid $2.3 million under protest in alleged taxes, penalties and interest. We are also in various stages of inquiry or audit with domestic and foreign tax authorities, some of which impose a pay-to-play requirement to challenge an adverse inquiry or audit result in court.

The ultimate resolution of these contingencies may be greater or less than the pay-to-play payments made and our estimates of additional assessments mentioned above.

Matters Relating to Hotel Booking Practices. On July 31, 2012, the United Kingdom Office of Fair Trading (“OFT”) issued a Statement of Objections alleging that Expedia, Booking.com B.V. and InterContinental Hotels Group PLC (“IHG”) have infringed European Union and United Kingdom competition law in relation to the online supply of hotel room accommodations. The parties voluntarily proposed to address the OFT’s investigation by offering formal commitments. On January 31, 2014, the OFT announced that it had formally accepted the commitments offered by the parties, with no finding of fault or liability. On March 31, 2014, Skyscanner Limited filed a judicial review application challenging the OFT’s January 31, 2014 decision. On September 26, 2014, the United Kingdom’s Competition Appeal Tribunal (“CAT”) granted Skyscanner Limited’s appeal, quashing the OFT commitments decision and removing the legally binding effect of the commitments on Expedia and the other two parties. This judgment further requires the Competition & Markets Authority (“CMA”), the United Kingdom’s competition authority, to review the decision of its predecessor body, the OFT. The CMA did not appeal the CAT’s decision. The CMA is currently considering what further action it may take in this case and the outcome of this assessment is uncertain. Expedia continues to believe the commitments it voluntarily gave to the OFT, and which specify certain hotel room discounting rights for online travel companies, represent a sensible and balanced outcome to the OFT’s three year investigation. We therefore intend to continue to apply these commitments pending further developments.

The Directorate General for Competition, Consumer Affairs and Repression of Fraud, a directorate of the French Ministry of Economy and Finance with authority over unfair trading practices, also has brought a lawsuit in France against the Expedia entities objecting to certain most favored nations clauses in contracts with French hotels. This case is scheduled to go to trial in April 2015. In addition, a number of competition authorities, such as those in Austria, China, Czech Republic, Denmark, France, Germany, Hungary, Ireland, Italy, Sweden and Switzerland, have initiated sector inquiries or investigations into competitive practices within the hotel online booking sector and, in particular, in relation to most favored nation clauses and other contractual arrangements between hotels and online travel companies, including Expedia. These investigations differ from the OFT investigation, in relation to the parties involved and the precise nature of the concerns. The outcomes of these inquiries or investigations or how our business may be affected is uncertain.

We note in this context that on December 15, 2014, the competition authorities in France, Italy and Sweden announced a proposed set of commitments offered by Booking.com to resolve the most favored nations clause cases brought by these authorities against Booking.com. The commitments offered by Booking.com are subject to a public comment period and are not currently final. In addition, the German Federal Cartel Office (“FCO”) has required another OTA, Hotel Reservation Service (“HRS”), to remove its rate parity clause from its contracts with hotels. HRS appealed this decision, which the Higher Regional Court Düsseldorf rejected on January 9, 2015. If we are required to significantly modify or eliminate any most favored nation clauses in our arrangements with hotels in Europe, this may materially and adversely affect our competitive position and business in affected European territories, for example by adversely affecting our ability to offer consumers making hotel room bookings on our sites with the most competitive room rates available on other sites.

More than thirty putative class action lawsuits, which refer to the OFT’s Statement of Objections, were initiated in the United States by consumer plaintiffs alleging claims against the online travel companies, including Expedia, and several major hotel chains for alleged resale price maintenance for online hotel room reservations, including but not limited to violation of the Sherman Act, state antitrust laws, state consumer protection statutes and common law tort claims, such as unjust enrichment. The cases were consolidated and transferred to Judge Boyle in the United States District Court for the Northern District of Texas. On February 18, 2014, the court granted defendants’ motion to dismiss, but allowed the plaintiffs the opportunity to move for leave to amend their complaint. On March 20, 2014, the plaintiffs filed their motion for leave to amend. On October 28, 2014, the court denied the plaintiffs’ motion. Plaintiffs did not appeal, thereby ending the case.

NOTE 18 — Related Party Transactions

Mr. Diller, our Chairman of the Board of Directors and Senior Executive, through shares he owns beneficially as well as those subject to an irrevocable proxy granted by Liberty Interactive Corporation (“Liberty”), controlled approximately 59% of the combined voting power of the outstanding Expedia capital stock as of December 31, 2014. Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of our stockholders (other than with respect to the election by the holders of common stock of 25% of the members of our Board of Directors and matters as to which Delaware law requires a separate class vote). Upon Mr. Diller’s permanent departure from Expedia, the irrevocable proxy would terminate and depending on the capitalization of Expedia at such time, Liberty could effectively control the voting power of our capital stock.

Following the spin-off of TripAdvisor on December 20, 2011, through shares he held beneficially as well as those subject to an irrevocable proxy granted by Liberty, Mr. Diller also effectively controlled the outcome of all matters submitted to a vote or for the consent of TripAdvisor’s stockholders (other than with respect to the election by the holders of common stock of 25% of the members of TripAdvisor’s Board of Directors and matters as to which Delaware law requires a separate class vote). On December 11, 2012, Liberty purchased an aggregate of 4,799,848 shares of common stock of TripAdvisor from Mr. Diller and certain of his affiliates (the “TripAdvisor Stock Sale”). Effective upon completion of the TripAdvisor Stock Sale, Mr. Diller’s right to control the vote of the shares of TripAdvisor’s common stock and Class B common stock beneficially owned by Liberty terminated and Liberty then controlled a majority voting stake in TripAdvisor.

In addition to serving as our Chairman and Senior Executive, Mr. Diller also serves as Chairman of the Board of Directors and Senior Executive at IAC and previously served as Chairman of the TripAdvisor Board of Directors and Senior Executive. Mr. Kaufman, a member of our Board of Directors and Vice Chairman, currently serves as a member of the Board of Directors and Vice Chairman at IAC and previously served as a member of the TripAdvisor Board of Directors along with Mr. Khosrowshahi, our Chief Executive Officer and a member of our Board of Directors. Our certificate of incorporation provides that no officer or director of Expedia who is also an officer or director of IAC or TripAdvisor will be liable to Expedia or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to IAC or TripAdvisor instead of Expedia, or does not communicate information regarding a corporate opportunity to Expedia because the officer or director has directed the corporate opportunity to IAC or TripAdvisor, which could have the effect of increasing the risk of conflicts of interest between the companies. Mr. Diller resigned as Chairman and the Senior Executive of TripAdvisor, effective December 11, 2012 (the date of his sale of TripAdvisor shares to Liberty) and subsequently resigned his position as a non-employee director of TripAdvisor, effective April 23, 2013. Messrs. Kaufman and Khosrowshahi resigned from the TripAdvisor Board of Directors, in each case effective February 7, 2013.

TripAdvisor, Inc. As a result of changes in the ownership and governance structures of TripAdvisor that occurred during 2012 and 2013 as disclosed above, we no longer separately disclose transactions with TripAdvisor in our financial statements as related party transactions.

IAC/InterActiveCorp. In connection with and following the IAC spin-off in August 2005, we entered into various commercial agreements with IAC, a related party due to common ownership. On August 20, 2008, IAC completed its plan to separate into five publicly traded companies. With this separation, our related party transactions with the newly constituted IAC have been immaterial and we expect this trend to continue on a go-forward basis.

In addition, in conjunction with the IAC spin-off, we entered into a joint ownership and cost sharing agreement with IAC, under which IAC transferred to us 50% ownership in an airplane, which is available for use by both companies. In February 2013, Expedia and IAC completed the purchase of an additional aircraft in which each company has a 50% ownership interest. We paid $25 million (50% of the total purchase price and refurbishment costs) for our interest. In August 2013, the airplane was placed in service and is being depreciated over 10 years. We share equally in fixed and nonrecurring costs for both planes; direct operating costs are pro-rated based on actual usage. As of December 31, 2014 and 2013, the net basis in our ownership interest in both planes was $36 million and $38 million recorded in long-term investments and other assets. In 2014, 2013 and 2012, operating and maintenance costs paid directly to the jointly-owned subsidiary for the airplanes were nominal.

Liberty Interactive Corporation. Based on information filed with the Securities and Exchange Commission, Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty, holds 10.5 million shares of Expedia, Inc. common stock and 12.8 million shares of Expedia, Inc. Class B common stock, which shares are subject to the irrevocable proxy described above. In addition, pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011 (the “Governance Agreement”), Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty are satisfied.

During 2014 and 2013, we issued 264,608 shares and 467,672 shares of common stock from treasury stock to Liberty at a price per share of $77.11 and $54.04 and an aggregate value of approximately $20 million and $25 million pursuant to and in accordance with the preemptive rights as detailed by the Governance Agreement with Liberty.

NOTE 19 — Segment Information

Beginning in the first quarter of 2015, we had four reportable segments: Core OTA, trivago, Egencia and eLong. The change from two reportable segments, Leisure and Egencia, resulted in our previously disclosed Leisure reportable segment being disaggregated into three segments as a result of the Company’s focus on providing additional information to reflect the unique market opportunities and competitive dynamics inherent in our eLong and trivago businesses. We have recast certain prior period amounts to conform to the realigned reportable segments.

Our Core OTA segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, CarRentals.com, and Classic Vacations. Our trivago segment, which resulted from our acquisition of trivago GmbH on March 8, 2013, generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its hotel metasearch websites. Our Egencia segment provides managed travel services to corporate customers worldwide. Our eLong segment specializes in mobile and online travel services in China.

We determined our operating segments based on how our chief operating decision makers manage our business, make operating decisions and evaluate operating performance. Our primary operating metric is adjusted EBITDA. Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities, and our Core OTA segment includes the total costs of our global supply organizations as well as the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant hotel revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Our segment disclosure includes intersegment revenues, which primarily consist of advertising and media services provided by our trivago segment to our Core OTA segment. These intersegment transactions are recorded by each segment at amounts that approximate fair value as if the transactions were between third parties, and therefore, impact segment performance. However, the revenue and corresponding expense are eliminated in consolidation. The elimination of such intersegment transactions is included within Corporate and Eliminations in the table below.

Corporate and Eliminations also includes unallocated corporate functions and expenses. In addition, we record amortization of intangible assets and any related impairment, as well as stock-based compensation expense, restructuring and related reorganization charges, legal reserves, occupancy tax and other, and other items excluded from segment operating performance in Corporate and Eliminations. Such amounts are detailed in our segment reconciliation below.

The following tables present our segment information for the years ended December 31, 2014, 2013 and 2012. As a significant portion of our property and equipment is not allocated to our operating segments and depreciation is not included in our segment measure, we do not report the assets by segment as it would not be meaningful. We do not regularly provide such information to our chief operating decision makers.

	Year ended December 31, 2014
	Core OTA	trivago	Egencia	eLong	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$4,905,150	$280,555	$399,704	$178,076	$—	$5,763,485
Intersegment revenue	—	132,964	—	—	(132,964)	—

Revenue	$4,905,150	$413,519	$399,704	$178,076	$(132,964)	$5,763,485

Adjusted EBITDA	$1,387,386	$3,917	$60,933	$(26,660)	$(400,788)	$1,024,788
Depreciation	(139,509)	(1,360)	(20,032)	(6,710)	(98,206)	(265,817)
Amortization of intangible assets	—	—	—	—	(79,615)	(79,615)
Stock-based compensation	—	—	—	—	(85,011)	(85,011)
Legal reserves, occupancy tax and other	—	—	—	—	(41,539)	(41,539)
Restructuring and related reorganization charges	—	—	—	—	(25,630)	(25,630)
Realized gain on revenue hedges	(9,412)	—	—	—	—	(9,412)

Operating income (loss)	$1,238,465	$2,557	$40,901	$(33,370)	$(730,789)	517,764

Other expense, net						(53,123)

Income before income taxes						464,641
Provision for income taxes						(91,691)

Net income						372,950
Net loss attributable to noncontrolling interests						25,147

Net income attributable to Expedia, Inc.						$398,097

	Year ended December 31, 2013
	Core OTA	trivago	Egencia	eLong	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$4,069,284	$173,039	$364,923	$164,013	$—	$4,771,259
Intersegment revenue	—	42,755	—	—	(42,755)	—

Revenue	$4,069,284	$215,794	$364,923	$164,013	$(42,755)	$4,771,259

Adjusted EBITDA	$1,171,863	$18,450	$59,801	$(11,991)	$(359,400)	$878,723
Depreciation	(108,459)	(570)	(15,797)	(5,442)	(81,476)	(211,744)
Amortization of intangible assets	—	—	—	—	(71,731)	(71,731)
Stock-based compensation	—	—	—	—	(130,173)	(130,173)
Acquisition-related and other	—	—	—	—	(9,829)	(9,829)
Legal reserves, occupancy tax and other	—	—	—	—	(77,919)	(77,919)
Realized gain on revenue hedges	(11,267)	—	—	—	—	(11,267)

Operating income (loss)	$1,052,137	$17,880	$44,004	$(17,433)	$(730,528)	366,060

Other expense, net						(65,367)

Income before income taxes						300,693
Provision for income taxes						(84,335)

Net income						216,358
Net loss attributable to noncontrolling interests						16,492

Net income attributable to Expedia, Inc.						$232,850

	Year ended December 31, 2012
	Core OTA	trivago	Egencia	eLong	Corporate & Eliminations	Total
	(In thousands)
Third-party revenue	$3,620,976	$—	$291,392	$117,979	$—	$4,030,347
Intersegment revenue	—	—	—	—	—	—

Revenue	$3,620,976	$—	$291,392	$117,979	$—	$4,030,347

Adjusted EBITDA	$1,068,472	$—	$53,709	$(1,487)	$(317,819)	$802,875
Depreciation	(77,263)	—	(12,533)	(4,270)	(70,181)	(164,247)
Amortization of intangible assets	—	—	—	—	(31,705)	(31,705)
Stock-based compensation	—	—	—	—	(64,596)	(64,596)
Legal reserves, occupancy tax and other	—	—	—	—	(117,025)	(117,025)
Realized loss on revenue hedges	6,422	—	—	—	—	6,422

Operating income (loss)	$997,631	$—	$41,176	$(5,757)	$(601,326)	431,724

Other expense, net						(81,667)

Income from continuing operations before income taxes						350,057
Provision for income taxes						(47,078)

Income from continuing operations						302,979
Discontinued operations, net of taxes						(22,539)

Net income						280,440
Net income attributable to noncontrolling interests						(269)

Net income attributable to Expedia, Inc.						$280,171

Geographic Information

The following table presents revenue by geographic area, the United States and all other countries, based on the geographic location of our websites or points of sale for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Revenue
United States	$3,046,520	$2,510,162	$2,226,856
All other countries	2,716,965	2,261,097	1,803,491

	$5,763,485	$4,771,259	$4,030,347

The following table presents property and equipment, net for the United States and all other countries, as of December 31, 2014 and 2013:

	As of December 31,
	2014	2013
	(In thousands)
Property and equipment, net
United States	$446,044	$398,384
All other countries	107,082	82,318

	$553,126	$480,702

NOTE 20 — Valuation and Qualifying Accounts

The following table presents the changes in our valuation and qualifying accounts. Other reserves primarily include our accrual of the cost associated with purchases made on our website related to the use of fraudulent credit cards “charged-back” due to payment disputes and cancellation fees.

Description	Balance of Beginning of Period	Charges to Earnings	Charges to Other Accounts(1)	Deductions	Balance at End of Period
	(In thousands)
2014
Allowance for doubtful accounts	$11,555	$11,176	$440	$(9,411)	$13,760
Other reserves	15,891				25,258

2013
Allowance for doubtful accounts	$10,771	$6,706	$3,410	$(9,332)	$11,555
Other reserves	11,195				15,891

2012
Allowance for doubtful accounts	$7,959	$3,479	$585	$(1,252)	$10,771
Other reserves	11,114				11,195

(1)	Charges to other accounts primarily relates to amounts acquired through acquisitions and net translation adjustments.

NOTE 21 — Quarterly Financial Information (Unaudited)

	Three Months Ended
	December 31	September 30	June 30	March 31
	(In thousands, except per share data)
Year ended December 31, 2014
Revenue	$1,355,978	$1,712,504	$1,494,632	$1,200,371
Operating income (loss)(1)	94,706	296,836	129,220	(2,998)
Net income (loss) attributable to Expedia, Inc.	65,969	257,059	89,373	(14,304)

Basic earnings (loss) per share(2)	$0.52	$2.01	$0.69	$(0.11)
Diluted earnings (loss) per share(2)	0.50	1.94	0.67	(0.11)

Year ended December 31, 2013
Revenue	$1,152,015	$1,401,860	$1,205,017	$1,012,367
Operating income (loss)	138,711	238,691	94,286	(105,628)
Net income (loss) attributable to Expedia, Inc.	94,717	170,859	71,500	(104,226)

Basic earnings (loss) per share(2)	$0.72	$1.25	$0.52	$(0.77)
Diluted earnings (loss) per share(2)	0.70	1.22	0.51	(0.77)

(1)	During the fourth quarter of 2014, we recognized $26 million related to restructuring and related reorganization charges.
(2)	Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

NOTE 22 — Guarantor and Non-Guarantor Supplemental Financial Information

Condensed consolidating financial information of Expedia, Inc. (the “Parent”), our subsidiaries that are guarantors of our debt facility and instruments (the “Guarantor Subsidiaries”), and our subsidiaries that are not guarantors of our debt facility and instruments (the “Non-Guarantor Subsidiaries”) is shown below. The debt facility and instruments are guaranteed by certain of our wholly-owned domestic subsidiaries and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The guarantees are full, unconditional, joint and several with the exception of certain customary automatic subsidiary release provisions. In this financial information, the Parent and Guarantor Subsidiaries account for investments in their wholly-owned subsidiaries using the equity method.

We revised the condensed consolidating statement of cash flows for the year ended December 31, 2013 to reclassify certain transfers from related parties more appropriately classified as financing activities from operating activities between the Guarantor and Non-Guarantor Subsidiaries. There was no impact to the consolidated statement of cash flows, or to total cash flows of the Guarantors and Non-Guarantor subsidiaries, as a result of these changes.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenue	$—	$4,500,723	$1,389,979	$(127,217)	$5,763,485

Costs and expenses:
Cost of revenue	—	898,647	274,788	5,646	1,179,081
Selling and marketing	—	1,913,719	1,027,798	(133,188)	2,808,329
Technology and content	—	472,762	213,159	233	686,154
General and administrative	—	243,793	181,228	352	425,373
Amortization of intangible assets	—	1,848	77,767	—	79,615
Legal reserves, occupancy tax and other	—	41,539	—	—	41,539
Restructuring and related reorganization charges	—	5,020	20,610	—	25,630
Intercompany (income) expense, net	—	666,675	(666,415)	(260)	—

Operating income	—	256,720	261,044	—	517,764

Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	455,831	282,769	—	(738,600)	—
Other, net	(91,569)	34,223	4,223	—	(53,123)

Total other income (expense), net	364,262	316,992	4,223	(738,600)	(53,123)

Income before income taxes	364,262	573,712	265,267	(738,600)	464,641
Provision for income taxes	33,835	(110,929)	(14,597)	—	(91,691)

Net income	398,097	462,783	250,670	(738,600)	372,950
Net loss attributable to noncontrolling interests	—	—	25,147	—	25,147

Net income attributable to Expedia, Inc.	$398,097	$462,783	$275,817	$(738,600)	$398,097

Comprehensive income attributable to Expedia, Inc.	$398,097	$463,075	$118,554	$(738,600)	$241,126

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)

Revenue	$—	$3,849,746	$970,087	$(48,574)	$4,771,259

Costs and expenses:
Cost of revenue	—	797,801	235,753	4,480	1,038,034
Selling and marketing	—	1,492,370	756,767	(52,992)	2,196,145
Technology and content	—	399,763	178,052	5	577,820
General and administrative	—	216,551	160,594	(67)	377,078
Amortization of intangible assets	—	3,042	68,689	—	71,731
Acquistion-related and other	—	—	66,472	—	66,472
Legal reserves, occupancy tax and other	—	77,919	—	—	77,919
Intercompany (income) expense, net	—	731,867	(731,867)	—	—

Operating income	—	130,433	235,627	—	366,060

Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	285,456	234,869	—	(520,325)	—
Other, net	(83,006)	7,394	10,245	—	(65,367)

Total other income (expense), net	202,450	242,263	10,245	(520,325)	(65,367)

Income before income taxes	202,450	372,696	245,872	(520,325)	300,693
Provision for income taxes	30,400	(81,170)	(33,565)	—	(84,335)

Net income	232,850	291,526	212,307	(520,325)	216,358
Net loss attributable to noncontrolling interests	—	—	16,492	—	16,492

Net income attributable to Expedia, Inc.	$232,850	$291,526	$228,799	$(520,325)	$232,850

Comprehensive income attributable to Expedia, Inc.	$232,850	$290,857	$247,643	$(520,325)	$251,025

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2012

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)

Revenue	$—	$3,490,462	$546,204	$(6,319)	$4,030,347

Costs and expenses:
Cost of revenue	—	719,121	178,010	1,473	898,604
Selling and marketing	—	1,271,163	458,565	(8,691)	1,721,037
Technology and content	—	355,567	129,860	(529)	484,898
General and administrative	—	220,360	123,566	1,428	345,354
Amortization of intangible assets	—	6,444	25,261	—	31,705
Legal reserves, occupancy tax and other	—		117,025	—	117,025
Intercompany (income) expense, net	—	692,325	(692,325)	—	—

Operating income	—	108,457	323,267	—	431,724

Other income (expense):
Equity in pre-tax earnings of consolidated subsidiaries	356,110	336,173	—	(692,283)	—
Other, net	(83,306)	(25,079)	26,718	—	(81,667)

Total other income (expense), net	272,804	311,094	26,718	(692,283)	(81,667)

Income before income taxes	272,804	419,551	349,985	(692,283)	350,057
Provision for income taxes	29,906	(60,245)	(16,739)	—	(47,078)

Income from continuing operations	302,710	359,306	333,246	(692,283)	302,979
Discontinued operations, net of taxes	(22,539)	—	—	—	(22,539)

Net income	280,171	359,306	333,246	(692,283)	280,440
Net income attributable to noncontrolling interests	—	—	(269)	—	(269)

Net income attributable to Expedia, Inc.	$280,171	$359,306	$332,977	$(692,283)	$280,171

Comprehensive income attributable to Expedia, Inc.	$280,171	$359,921	$349,734	$(692,283)	$297,543

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS

Total current assets	$189,203	$3,938,831	$1,064,981	$(2,268,526)	$2,924,489
Investment in subsidiaries	4,689,302	1,338,089	—	(6,027,391)	—
Intangible assets, net	—	637,986	652,101	—	1,290,087
Goodwill	—	2,436,533	1,519,368	—	3,955,901
Other assets, net	7,082	583,782	259,197	—	850,061

TOTAL ASSETS	$4,885,587	$8,935,221	$3,495,647	$(8,295,917)	$9,020,538

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$1,245,071	$3,707,638	$1,502,432	$(2,268,526)	$4,186,615
Long-term debt	1,746,787	—	—	—	1,746,787
Other liabilities	—	516,365	116,969	—	633,334
Redeemable noncontrolling interests	—	—	560,073	—	560,073
Stockholders’ equity	1,893,729	4,711,218	1,316,173	(6,027,391)	1,893,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,885,587	$8,935,221	$3,495,647	$(8,295,917)	$9,020,538

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS

Total current assets	$155,368	$2,970,417	$986,293	$(1,892,791)	$2,219,287
Investment in subsidiaries	4,622,473	1,454,747	—	(6,077,220)	—
Intangible assets, net	—	639,834	471,207	—	1,111,041
Goodwill	—	2,436,533	1,227,141	—	3,663,674
Other assets, net	4,069	538,572	202,838	—	745,479

TOTAL ASSETS	$4,781,910	$8,040,103	$2,887,479	$(7,970,011)	$7,739,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$1,273,513	$2,970,916	$942,743	$(1,892,791)	$3,294,381
Long-term debt	1,249,412	—	—	—	1,249,412
Other liabilities	—	432,877	138,955	—	571,832
Redeemable noncontrolling interests	—	—	364,871	—	364,871
Stockholders’ equity	2,258,985	4,636,310	1,440,910	(6,077,220)	2,258,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,781,910	$8,040,103	$2,887,479	$(7,970,011)	$7,739,481

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities from continuing operations	$—	$1,027,571	$339,388	$1,366,959

Investing activities:
Capital expenditures, including internal-use software and website development	—	(281,696)	(46,691)	(328,387)
Purchases of investments	—	(913,205)	(281,005)	(1,194,210)
Sales and maturities of investments	—	861,744	300,813	1,162,557
Acquisitions, net of cash acquired	—	—	(560,668)	(560,668)
Other, net	—	(2,805)	(744)	(3,549)

Net cash used in investing activities from continuing operations	—	(335,962)	(588,295)	(924,257)

Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	492,894	—	—	492,894
Purchases of treasury stock	(537,861)	—	—	(537,861)
Proceeds from issuance of treasury stock	20,404			20,404
Payment of dividends to stockholders	(84,697)	—	—	(84,697)
Proceeds from exercise of equity awards and employee stock purchase plan	104,598	—	3,523	108,121
Transfers (to) from related parties	(53,494)	(287,394)	340,888	—
Other, net	58,156	(2,124)	(6,744)	49,288

Net cash provided by (used in) financing activities from continuing operations	—	(289,518)	337,667	48,149

Effect of exchange rate changes on cash and cash equivalents	—	(64,798)	(44,386)	(109,184)

Net increase in cash and cash equivalents	—	337,293	44,374	381,667
Cash and cash equivalents at beginning of year	—	606,683	414,350	1,021,033

Cash and cash equivalents at end of year	$—	$943,976	$458,724	$1,402,700

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities from continuing operations	$—	$305,174	$458,026	$763,200

Investing activities:
Capital expenditures, including internal-use software and website development	—	(243,428)	(65,153)	(308,581)
Purchases of investments	—	(932,011)	(284,580)	(1,216,591)
Sales and maturities of investments	—	1,193,948	308,628	1,502,576
Acquisitions, net of cash acquired	—	—	(541,247)	(541,247)
Other, net	—	40,850	(2,520)	38,330

Net cash provided by (used in) investing activities from continuing operations	—	59,359	(584,872)	(525,513)

Financing activities:
Purchases of treasury stock	(522,900)	—	—	(522,900)
Proceeds from issuance of treasury stock	25,273	—	—	25,273
Payment of dividends to stockholders	(75,760)	—	—	(75,760)
Proceeds from exercise of equity awards and employee stock purchase plan	52,134	—	4,702	56,836
Transfers (to) from related parties	482,975	(754,948)	271,973	—
Other, net	38,278	7,565	(21,808)	24,035

Net cash provided by (used in) financing activities from continuing operations	—	(747,383)	254,867	(492,516)

Net cash provided by (used in) continuing operations	—	(382,850)	128,021	(254,829)
Net cash provided by discontinued operations	—	13,637	—	13,637
Effect of exchange rate changes on cash and cash equivalents	—	(31,260)	324	(30,936)

Net increase (decrease) in cash and cash equivalents	—	(400,473)	128,345	(272,128)
Cash and cash equivalents at beginning of year	—	1,007,156	286,005	1,293,161

Cash and cash equivalents at end of year	$—	$606,683	$414,350	$1,021,033

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2012

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Operating activities:
Net cash provided by operating activities from continuing operations	$—	$1,008,600	$228,582	$1,237,182

Investing activities:
Capital expenditures, including internal-use software and website development	—	(191,423)	(44,274)	(235,697)
Purchases of investments	—	(1,518,142)	(355,377)	(1,873,519)
Sales and maturities of investments	—	1,628,365	327,590	1,955,955
Acquisitions, net of cash acquired	—	—	(199,360)	(199,360)
Other, net	—	(12,954)	(2,250)	(15,204)

Net cash used in investing activities from continuing operations	—	(94,154)	(273,671)	(367,825)

Financing activities:
Purchases of treasury stock	(417,571)	—	—	(417,571)
Payment of dividends to stockholders	(130,423)	—	—	(130,423)
Proceeds from exercise of equity awards	238,001	—	3,192	241,193
Transfers (to) from related parties	268,893	(268,893)	—	—
Other, net	41,100	(2,292)	(4,794)	34,014

Net cash used in financing activities from continuing operations	—	(271,185)	(1,602)	(272,787)

Net cash provided by (used in) continuing operations	—	643,261	(46,691)	596,570
Net cash used in discontinued operations	—	(7,607)	—	(7,607)
Effect of exchange rate changes on cash and cash equivalents	—	14,250	814	15,064

Net increase (decrease) in cash and cash equivalents	—	649,904	(45,877)	604,027
Cash and cash equivalents at beginning of year	—	357,252	331,882	689,134

Cash and cash equivalents at end of year	$—	$1,007,156	$286,005	$1,293,161